Exhibit 99.3
THERMO FISHER SCIENTIFIC INC.

INDEX OF CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

            The following Consolidated Financial Statements of the Registrant and its subsidiaries are required to be included in Item 15:

The following Consolidated Financial Statement Schedule of the Registrant and its subsidiaries is filed as part of this Report as required to be included in Item 15(a):

Schedule II – Valuation and Qualifying Accounts	F-70

Note:
All other financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or in the notes thereto.

THERMO FISHER SCIENTIFIC INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Thermo Fisher Scientific Inc.:

In our opinion, the accompanying consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Thermo Fisher Scientific Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing under Item 9A of Thermo Fisher Scientific Inc.’s Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments and the manner in which it computes earnings per share effective January 1, 2009.

As discussed in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 27, 2009, except for Notes 1, 7 and 9 as to which the date is July 8, 2009

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(In millions except per share amounts)	2008	2007	2006

Revenues
Product revenues	$8,838.8	$8,300.6	$2,981.9
Service revenues	1,659.2	1,445.8	809.7

	10,498.0	9,746.4	3,791.6

Costs and Operating Expenses:
Cost of product revenues	5,299.6	5,079.3	1,723.0
Cost of service revenues	992.2	862.7	500.5
Selling, general and administrative expenses	2,692.3	2,549.1	1,110.2
Research and development expenses	249.1	238.7	170.2
Restructuring and other costs, net	35.4	42.2	45.7

	9,268.6	8,772.0	3,549.6

Operating Income	1,229.4	974.4	242.0
Other Expense, Net	(101.4)	(113.8)	(36.3)

Income from Continuing Operations Before Provision for Income Taxes	1,128.0	860.6	205.7
Provision for Income Taxes	(152.6)	(93.7)	(41.6)

Income from Continuing Operations	975.4	766.9	164.1
Income from Discontinued Operations (net of income tax provision of $0.2 in 2006)	—	—	0.5
Gain (Loss) on Disposal of Discontinued Operations, Net (net of income tax provision of $3.5 in 2008 and $1.1 in 2006, includes income tax provision of $4.2 in 2007)	5.5	(18.5)	2.1

Net Income	$980.9	$748.4	$166.7

Earnings per Share from Continuing Operations
Basic	$2.33	$1.82	$.84
Diluted	$2.24	$1.73	$.81

Earnings per Share
Basic	$2.34	$1.77	$.85
Diluted	$2.25	$1.69	$.83

Weighted Average Shares
Basic	418.2	421.5	196.1
Diluted	434.7	443.6	203.2

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(In millions)	2008	2007

Assets
Current Assets:
Cash and cash equivalents	$1,280.5	$625.1
Short-term investments, at quoted market value	7.5	14.1
Accounts receivable, less allowances of $43.1 and $49.5	1,478.1	1,450.0
Inventories	1,171.4	1,169.9
Deferred tax assets	161.7	195.8
Other current assets	246.7	210.4

	4,345.9	3,665.3

Property, Plant and Equipment, at Cost, Net	1,275.3	1,267.4

Acquisition-related Intangible Assets, Net	6,423.2	7,157.8

Other Assets	367.9	403.7

Goodwill	8,677.7	8,713.2

	$21,090.0	$21,207.4

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED BALANCE SHEET – (Continued)

	December 31,
(In millions except share amounts)	2008	2007

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$14.8	$149.3
Accounts payable	539.5	676.9
Accrued payroll and employee benefits	296.2	295.1
Accrued income taxes	32.9	64.2
Deferred revenue	135.3	128.5
Other accrued expenses	521.5	587.6

	1,540.2	1,901.6

Deferred Income Taxes	1,994.2	2,304.6

Other Long-term Liabilities	601.7	491.7

Long-term Obligations	2,003.2	1,983.7

Commitments and Contingencies (Note 10)

Incremental Convertible Debt Obligation	24.2	62.2

Shareholders’ Equity:
Preferred stock, $100 par value, 50,000 shares authorized; none issued
Common stock, $1 par value, 1,200,000,000 shares authorized; 421,791,009 and 439,340,851 shares issued	421.8	439.3
Capital in excess of par value	11,301.3	12,273.6
Retained earnings	3,500.5	2,519.6
Treasury stock at cost, 3,825,245 and 24,102,880 shares	(151.3)	(1,157.3)
Accumulated other comprehensive items	(145.8)	388.4

	14,926.5	14,463.6

	$21,090.0	$21,207.4

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In millions)	2008	2007	2006

Operating Activities
Net income	$980.9	$748.4	$166.7
Income from discontinued operations	—	—	(0.5)
(Gain) Loss on disposal of discontinued operations, net	(5.5)	18.5	(2.1)

Income from continuing operations	975.4	766.9	164.1

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	792.7	756.8	240.7
Change in deferred income taxes	(131.4)	(98.8)	(75.1)
Non-cash stock-based compensation	57.1	51.1	69.4
Non-cash interest expense on convertible debt	21.6	20.7	3.7
Non-cash charges for the sale of inventories revalued at the date of acquisition	1.0	48.3	74.7
Tax benefits from stock-based compensation awards	(25.4)	(96.8)	(17.4)
Other non-cash expenses, net	48.5	61.4	29.6
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions:
Accounts receivable	(50.9)	(10.0)	32.1
Inventories	(49.6)	(14.0)	7.9
Other assets	(40.6)	(13.9)	(3.2)
Accounts payable	(123.9)	6.9	11.1
Other liabilities	(32.0)	60.8	(79.8)
Contributions to retirement plans	(20.7)	(54.2)	(50.3)

Net cash provided by continuing operations	1,421.8	1,485.2	407.5
Net cash used in discontinued operations	(1.6)	(1.7)	(1.8)

Net cash provided by operating activities	1,420.2	1,483.5	405.7

Investing Activities
Cash acquired in Fisher merger, net of transaction costs	—	—	359.9
Acquisitions, net of cash acquired	(201.5)	(492.5)	(132.0)
Purchases of property, plant and equipment	(264.4)	(175.5)	(76.8)
Proceeds from sale of property, plant and equipment	15.4	19.2	5.8
Proceeds from sale of available-for-sale investments	0.6	7.7	155.6
Purchases of available-for-sale investments	(0.1)	(8.1)	(87.8)
Proceeds from maturities of available-for-sale investments	—	—	1.9
Distribution from retirement trust to fund disbursements	0.8	25.6	39.9
Proceeds from sale of product lines and businesses, net of cash divested	3.5	—	8.6
Collection of notes receivable	—	48.2	2.8
(Increase) decrease in other assets	(12.2)	(41.9)	0.7

Net cash provided by (used in) continuing operations	(457.9)	(617.3)	278.6
Net cash provided by discontinued operations	7.9	31.3	4.8

Net cash provided by (used in) investing activities	$(450.0)	$(586.0)	$283.4

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS – (Continued)

	Year Ended December 31,
(In millions)	2008	2007	2006

Financing Activities
Redemption and repayment of long-term obligations	$(136.1)	$(9.4)	$(334.6)
(Decrease) increase in short-term notes payable	(15.4)	(463.5)	176.8
Purchases of company common stock	(187.4)	(898.0)	(300.0)
Net proceeds from issuance of company common stock	85.1	345.4	180.3
Tax benefits from stock-based compensation awards	25.4	96.8	17.4

Net cash used in financing activities	(228.4)	(928.7)	(260.1)

Exchange Rate Effect on Cash of Continuing Operations	(86.4)	(11.1)	24.1

Increase (Decrease) in Cash and Cash Equivalents	655.4	(42.3)	453.1
Cash and Cash Equivalents at Beginning of Year	625.1	667.4	214.3

Cash and Cash Equivalents at End of Year	$1,280.5	$625.1	$667.4

See Note 13 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
AND SHAREHOLDERS’ EQUITY

	Year Ended December 31,
(In millions except share amounts)	2008	2007	2006

Comprehensive Income
Net Income	$980.9	$748.4	$166.7

Other Comprehensive Items:
Currency translation adjustment	(431.6)	200.9	118.6
Unrealized (losses) gains on available-for-sale investments, net of tax	(1.3)	1.5	—
Unrealized gains on hedging instruments, net of tax	0.2	0.3	0.2
Pension and other postretirement benefit liability adjustments, net of tax	(101.5)	35.5	(1.0)

	(534.2)	238.2	117.8

	$446.7	$986.6	$284.5
Shareholders’ Equity
Common Stock, $1 Par Value:
Balance at beginning of year (439,340,851; 424,240,292 and 181,817,452 shares)	$439.3	$424.2	$181.8
Issuance of shares for merger with Fisher (251,164,572 shares)	—	—	251.2
Issuance of shares for conversion of debt (74,089; 9,536 and 1,668,141 shares)	0.1	—	1.7
Retirement of treasury shares (25,000,000 and 20,000,000 shares)	(25.0)	—	(20.0)
Issuance of shares upon exercise of warrants (3,307,170 shares)	3.3	—	—
Issuance of shares under employees’ and directors’ stock plans (4,068,899; 15,091,023 and 9,590,127 shares)	4.1	15.1	9.5

Balance at end of year (421,791,009; 439,340,851 and 424,240,292 shares)	421.8	439.3	424.2

Capital in Excess of Par Value:
Balance at beginning of year	12,273.6	11,779.9	1,421.3
Elimination of deferred compensation	—	—	(3.8)
Issuance of equity for merger with Fisher	—	—	10,028.9
Fair value of Fisher convertible debt allocable to equity	—	—	599.2
Issuance of shares for conversion of debt	(0.2)	0.4	68.0
Retirement of treasury shares	(1,193.2)	—	(500.4)
Issuance of shares upon exercise of warrants	12.7	—	—
Activity under employees’ and directors’ stock plans	88.2	316.6	162.8
Stock-based compensation	57.1	56.9	69.4
Tax benefit related to employees’ and directors’ stock plans	25.1	99.1	17.4
Reclassification from (to) temporary equity	38.0	20.7	(82.9)

Balance at end of year	11,301.3	12,273.6	11,779.9

Retained Earnings:
Balance at beginning of year	2,519.6	1,771.2	1,604.5
Net income	980.9	748.4	166.7

Balance at end of year	$3,500.5	$2,519.6	$1,771.2

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
AND SHAREHOLDERS’ EQUITY – (Continued)

	Year Ended December 31,
(In millions except share amounts)	2008	2007	2006

Treasury Stock:
Balance at beginning of year (24,102,880; 7,635,184 and 19,335,163 shares)	$(1,157.3)	$(246.4)	$(437.7)
Purchases of company common stock (4,273,950; 16,370,945 and 7,881,113 shares)	(187.4)	(898.0)	(300.0)
Retirement of treasury shares (25,000,000 and 20,000,000 shares)	1,218.2	—	520.4
Shares received for exercise of warrants (280,540 shares)	(16.0)	—	—
Activity under employees’ and directors’ stock plans (167,875; 96,751 and 418,908 shares)	(8.8)	(12.9)	(29.1)

Balance at end of year (3,825,245; 24,102,880 and 7,635,184 shares)	(151.3)	(1,157.3)	(246.4)

Deferred Compensation:
Balance at beginning of year	—	—	(3.8)
Elimination of deferred compensation	—	—	3.8

Balance at end of year	—	—	—

Accumulated Other Comprehensive Items:
Balance at beginning of year	388.4	150.2	27.2
Initial impact upon adoption of SFAS No. 158, net of taxes	—	—	5.2
Other comprehensive items	(534.2)	238.2	117.8

Balance at end of year	(145.8)	388.4	150.2

	$14,926.5	$14,463.6	$13,879.1

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Thermo Fisher Scientific Inc. (the company, formerly Thermo Electron Corporation) enables customers to make the world healthier, cleaner and safer. The company offers customers a complete range of high-end analytical instruments, software, services, consumables and reagents to enable integrated laboratory workflow solutions and a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Markets served include pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings.

Principles of Consolidation

On November 9, 2006, the company completed a merger with Fisher Scientific International Inc. (Fisher). Fisher’s accounts and results are included in the accompanying financial statements from that date (Note 2). The accompanying financial statements include the accounts of the company and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

Revenue Recognition and Accounts Receivable

Revenue is recognized after all significant obligations have been met, collectibility is probable and title has passed, which typically occurs upon shipment or delivery or completion of services. If customer-specific acceptance criteria exist, the company recognizes revenue after demonstrating adherence to the acceptance criteria. The company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, as each element is delivered or completed based upon its relative fair value. If fair value is not available for any undelivered element, revenue for all elements is deferred until delivery is completed. When a portion of the customer’s payment is not due until installation or acceptance, the company defers that portion of the revenue until completion of installation or acceptance has been obtained. Provisions for discounts, warranties, rebates to customers, returns and other adjustments are provided for in the period the related sales are recorded.

The company recognizes revenue from the sale of software. License fee revenues relate primarily to sales of perpetual licenses to end-users and are recognized when a formal agreement exists, the license fee is fixed and determinable, delivery of the software has occurred and collection is probable. Software arrangements with customers often include multiple elements, including software products, maintenance and support. The company recognizes software license fees based on the residual method after all elements have either been delivered or vendor specific objective evidence (VSOE) of fair value exists for such undelivered elements. In the event VSOE is not available for any undelivered element, revenue for all elements is deferred until delivery is completed. Revenues from software maintenance and support contracts are recognized on a straight-line basis over the term of the contract, which is generally a period of one year. VSOE of fair value of software maintenance and support is determined based on the price charged for the maintenance and support when sold separately. Revenues from training and consulting services are recognized as services are performed, based on VSOE, which is determined by reference to the price customers pay when the services are sold separately.

Service revenues represent the company’s service offerings including biopharma outsourcing, asset management, diagnostic testing, training, extended service contracts, and field service including related time and materials. Service revenues are recognized as the service is performed. Revenues for extended service contracts are recognized ratably over the contract period.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Accounts receivable are recorded at the invoiced amount and do not bear interest. The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. The allowance for doubtful accounts is the company’s best estimate of the amount of probable credit losses in existing accounts receivable. The company determines the allowance based on historical write-off experience. Past due balances are reviewed individually for collectibility. Account balances are charged off against the allowance when the company believes it is probable the receivable will not be recovered. The company does not have any off-balance-sheet credit exposure related to customers.

The company records shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of goods sold for all periods presented.

Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts, which is recognized ratably over the terms of the contracts. Substantially all of the deferred revenue in the accompanying 2008 balance sheet will be recognized within one year.

Warranty Obligations

The company provides for the estimated cost of product warranties, primarily from historical information, in cost of revenues at the time product revenue is recognized. While the company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component supplies, the company’s warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure and supplier warranties on parts delivered to the company. Should actual product failure rates, utilization levels, material usage, service delivery costs or supplier warranties on parts differ from the company’s estimates, revisions to the estimated warranty liability would be required. The liability for warranties is included in other accrued expenses in the accompanying balance sheet. The changes in the carrying amount of warranty obligations are as follows:

(In millions)

Balance at December 31, 2006	$45.5
Provision charged to income	40.5
Usage	(38.3)
Acquisitions	0.6
Adjustments to previously provided warranties, net	(0.5)
Other, net (a)	2.8

Balance at December 31, 2007	50.6
Provision charged to income	34.7
Usage	(38.0)
Acquisitions	0.3
Adjustments to previously provided warranties, net	(1.8)
Other, net (a)	(1.7)

Balance at December 31, 2008	$44.1

(a)	Primarily represents the effects of currency translation.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Income Taxes

In accordance with SFAS No. 109, “Accounting for Income Taxes,” the company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

In accordance with FIN 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” the financial statements reflect expected future tax consequences of uncertain tax positions that the company has taken or expects to take on a tax return presuming the taxing authorities’ full knowledge of the positions and all relevant facts, but without discounting for the time value of money (Note 6).

Earnings per Share

Basic earnings per share has been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive to income from continuing operations, diluted earnings per share has been computed in 2006 assuming the conversion of the company’s 3.25% Subordinated Convertible Debentures and the elimination of the related interest expense, and for all periods using the treasury stock method for the remaining convertible obligations, warrants and the exercise of stock options, as well as their related income tax effects (Note 7). Substantially all of the company’s 3.25% Subordinated Convertible Debentures were converted to common stock in December 2006 and the remainder was redeemed in early January 2007.

Cash and Cash Equivalents

Cash equivalents consists principally of money market funds, commercial paper and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

Investments

The company’s marketable equity and debt securities that are part of its cash management activities are considered short-term investments in the accompanying balance sheet. Such securities principally represent available-for-sale investments. In addition, the company owns marketable equity securities that represent less than 20% ownership and for which the company does not have the ability to exert significant influence. Such investments are also considered available-for-sale. All available-for-sale securities are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the “Accumulated other comprehensive items” component of shareholders’ equity (Notes 8 and 12). Decreases in market values of individual securities below cost for a duration of six to nine months are deemed indicative of other than temporary impairment, and the company assesses the need to write down the carrying amount of the investments to market value through other expense, net, in the accompanying statement of income (Note 4).

Other investments for which there are not readily determinable market values are accounted for under the cost method of accounting. The company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, which provides that they are recorded at the lower of cost or estimated net realizable value. At December 31, 2008 and 2007, the company had cost method investments with carrying amounts of $10.4 million and $8.0 million, respectively, which are included in other assets.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Inventories

Inventories are valued at the lower of cost or market, cost being determined principally by the first-in, first-out (FIFO) method with certain of the company’s businesses utilizing the last-in, first-out (LIFO) method. The company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. In addition, the company has certain inventory that is subject to fluctuating market pricing. The company assesses the carrying value of this inventory based on a lower of cost or market analysis. The company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in cost of revenues in the accompanying statement of income. The components of inventories are as follows:

	December 31,
(In millions)	2008	2007

Raw Materials	$310.6	$316.5
Work in Progress	120.3	118.4
Finished Goods	740.5	735.0

	$1,171.4	$1,169.9

The value of inventory maintained using the LIFO method was $178.6 million and $175.6 million at December 31, 2008 and 2007, respectively, which approximated estimated replacement cost.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 25 to 40 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and only the resulting gain or loss is reflected in the accompanying statement of income. Property, plant and equipment consists of the following:

	December 31,
(In millions)	2008	2007

Land	$143.4	$140.0
Buildings and Improvements	593.0	536.1
Machinery, Equipment and Leasehold Improvements	1,118.4	1,040.4

	1,854.8	1,716.5
Less: Accumulated Depreciation and Amortization	579.5	449.1

	$1,275.3	$1,267.4

Depreciation and amortization expense of property, plant and equipment including amortization of assets held under capital leases, was $189.9 million, $185.7 million and $69.9 million in 2008, 2007 and 2006, respectively.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Acquisition-related Intangible Assets

Acquisition-related intangible assets include the costs of acquired product technology, patents, tradenames and other specifically identifiable intangible assets, and are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. In addition, the company has tradenames that it acquired in the merger with Fisher that have indefinite lives and which are not amortized. The company reviews other intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Intangible assets with indefinite lives are reviewed for impairment annually or whenever events or changes in circumstances indicate they may be impaired. Acquisition-related intangible assets are as follows:

(In millions)	Gross	Accumulated Amortization	Net

2008
Definite Lives:
Customer relationships	$4,751.3	$(946.7)	$3,804.6
Product technology	1,055.0	(320.2)	734.8
Tradenames	690.9	(142.7)	548.2
Patents	20.0	(16.7)	3.3
Other	12.3	(6.9)	5.4

	6,529.5	(1,433.2)	5,096.3
Indefinite Lives:
Tradenames	1,326.9	—	1,326.9

	$7,856.4	$(1,433.2)	$6,423.2

2007
Definite Lives:
Customer relationships	$4,844.1	$(567.7)	$4,276.4
Product technology	1,088.3	(210.2)	878.1
Tradenames	743.4	(80.1)	663.3
Patents	20.1	(15.9)	4.2
Other	12.8	(3.9)	8.9

	6,708.7	(877.8)	5,830.9
Indefinite Lives:
Tradenames	1,326.9	—	1,326.9

	$8,035.6	$(877.8)	$7,157.8

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

The estimated future amortization expense of acquisition-related intangible assets with definite lives is as follows:

(In millions)

2009	$577.6
2010	510.3
2011	475.3
2012	467.6
2013	451.3
2014 and thereafter	2,614.2

$5,096.3

Amortization of acquisition-related intangible assets was $602.8 million, $571.1 million and $170.8 million in 2008, 2007 and 2006, respectively.

Other Assets

Other assets in the accompanying balance sheet include deferred tax assets, insurance recovery receivables related to product liability matters, notes receivable, cash surrender value of life insurance, deferred debt expense, capitalized catalog costs, cost-method investments, investments in joint ventures and other assets.

In May and July 2007, the company contributed businesses with annualized third-party revenues and net assets of $43 million and $101 million, respectively, to newly formed joint ventures with third parties. The joint ventures were formed to combine the company’s capabilities with those of businesses contributed by the respective joint venture partners in the fields of integrated response technology services and disposable laboratory glass products. The company owns 49% - 50% of the joint ventures and, following the formation of these entities, no longer consolidates the results of the subsidiaries that were contributed but instead records its pro rata share of the joint ventures’ results in other expense, net, in the accompanying statement of income, using the equity method of accounting. The results of the joint ventures were not material from their formation through December 31, 2008. The company made purchases of products for resale from the glass products joint venture totaling $47.2 million and $20.9 million in 2008 and 2007, respectively.

Goodwill

The company assesses the realizability of goodwill annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more of the company’s reporting units. The company estimates the fair value of its reporting units by using forecasts of discounted future cash flows and peer market multiples. When an impairment is indicated, any excess of carrying value over fair value of goodwill is recorded as an operating loss.

The company completed annual tests for impairment at December 31, 2008 and 2007, and determined that goodwill was not impaired. The company used an income approach and peer market multiples approach to determine the fair value of its reporting units.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

The changes in the carrying amount of goodwill by segment are as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Total

Balance at December 31, 2006	$3,205.1	$5,319.9	$8,525.0
Acquisitions	88.7	165.7	254.4
Finalization of purchase price allocation for Fisher and Cohesive	(61.8)	114.0	52.2
Tax benefits from exercise of stock options	(21.0)	(46.8)	(67.8)
Write off due to planned sale of business	(15.0)	—	(15.0)
Contribution of businesses to joint ventures	—	(41.5)	(41.5)
Currency translation	9.0	0.9	9.9
Other	(7.1)	3.1	(4.0)

Balance at December 31, 2007	3,197.9	5,515.3	8,713.2
Acquisitions	54.9	39.7	94.6
Tax benefits from exercise of stock options	(2.9)	(6.1)	(9.0)
Finalization of purchase price allocations for 2007 acquisitions	(0.8)	(2.7)	(3.5)
Reversal of tax valuation allowance established at date of Fisher merger	(13.6)	(28.3)	(41.9)
Currency translation	(46.3)	(19.1)	(65.4)
Other	(2.8)	(7.5)	(10.3)

Balance at December 31, 2008	$3,186.4	$5,491.3	$8,677.7

Asset Retirement Obligations

The company records obligations associated with its lease obligations, the retirement of tangible long-lived assets and the associated asset-retirement costs in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of SFAS No. 143.” The company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and/or normal use of the assets. If it is determined that a legal obligation exists, regardless of whether the obligation is conditional on a future event, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The difference between the gross expected future cash flow and its present value is accreted over the life of the related lease as interest expense. At December 31, 2008 and 2007, the company had recorded asset retirement obligations of $23.9 million and $31.3 million, respectively.

Accounts Payable

The company, in accordance with FIN 39, “Offsetting of Amounts Related to Certain Contracts,” reclassifies net book overdrafts to accounts payable at period end. Amounts reclassified to accounts payable totaled $24.5 million and $83.9 million at December 31, 2008 and 2007, respectively.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Loss Contingencies

Accruals are recorded for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, self-insurance and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarial estimates. Additionally, the company records receivables from third-party insurers up to the amount of the loss when recovery has been determined to be probable. Liabilities acquired in the merger with Fisher have been recorded at their fair value and, as such, were discounted to their present value at the date of acquisition.

Advertising

The company expenses advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized on a straight-line basis over its expected period of future benefit, generally two years. The company has capitalized advertising costs of $13.4 million and $11.2 million at December 31, 2008 and 2007, respectively, included in other assets in the accompanying balance sheet. Direct-response advertising consists of external catalog production and mailing costs, and amortization begins on the date the catalogs are first mailed. Advertising expense, which following the merger with Fisher includes amortization of capitalized direct-response advertising, as described above, was $78.5 million, $76.0 million and $57.8 million in 2008, 2007 and 2006, respectively. Included in advertising expense was catalog amortization of $13.1 million, $12.7 million and $2.0 million for 2008, 2007 and 2006, respectively.

Currency Translation

All assets and liabilities of the company’s non-U.S. subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, “Foreign Currency Translation.” Resulting translation adjustments are reflected in the “Accumulated other comprehensive items” component of shareholders’ equity. Currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Forward Contracts

The company accounts for forward currency contracts under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended, requires that all derivatives, including forward currency-exchange contracts, be recognized in the balance sheet at fair value. Derivatives that are not hedges, as defined by SFAS No. 133, are recorded at fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

The company uses forward currency-exchange contracts primarily to hedge certain operational (cash-flow hedges) and balance sheet (fair-value hedges) exposures resulting from changes in currency exchange rates. Such exposures result from purchases, sales and intercompany loans that are denominated in currencies other than the functional currencies of the respective operations. These contracts principally hedge transactions denominated in euros, U.S. dollars, British pounds sterling, Canadian dollars, Danish krone and Australian dollars. The company enters into these currency-exchange contracts to hedge anticipated product purchases and sales and assets and liabilities arising in the normal course of business, principally accounts receivable and intercompany loans. Accordingly, the hedges are not speculative in nature. As part of the company’s overall strategy to manage the level of

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

exposure to the risk of currency-exchange fluctuations, some operating units hedge a portion of their currency exposures anticipated over the ensuing 12-month period, using exchange contracts that have maturities of 12 months or less. The company does not hold or engage in transactions involving derivative instruments for purposes other than risk management. The company has elected not to account for its forward-currency exchange contracts as hedges as defined by SFAS No. 133, thus these derivatives are recorded at fair value in its balance sheet in other current assets or other accrued expenses with the changes in fair value reflected immediately in earnings.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement applies to other accounting pronouncements that require or permit fair value measurements. This statement does not require any new fair value measurements. SFAS No. 157 was effective for the company’s monetary assets and liabilities in the first quarter of 2008 and for non-financial assets and liabilities beginning January 1, 2009 (Note 12). The company does not believe the impact of adopting the fair value guidance outlined in SFAS No. 157 to its non-financial assets and liabilities will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to measure eligible financial assets, financial liabilities and certain other assets and liabilities at fair value on an instrument-by-instrument basis. The company adopted SFAS No. 159 beginning January 1, 2008. Adoption of the standard did not result in any change in the valuation of the company’s assets and liabilities.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” SFAS No. 141R does the following: requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose certain information to enable users to understand the nature and financial effect of the business combination. The statement requires that cash outflows such as transaction costs and post-acquisition restructuring be charged to expense instead of capitalized as a cost of the acquisition. Contingent purchase price will be recorded at its initial fair value and then re-measured as time passes through adjustments to net income. SFAS No. 141R is effective for the company, on a prospective basis, beginning January 1, 2009. The company expects no material effect at the adoption date; however, upon adoption, this statement may materially affect the accounting for any future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 will change the accounting for minority interests, which will be reclassified as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for the company beginning January 1, 2009. The company does not expect a material effect from adoption of this standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the company beginning January 1, 2009. The company does not expect a material effect from adoption of this standard.

In May 2008, the FASB issued FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB No. 14-1 requires the issuers of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

for the liability (debt) and equity (conversion option) components in a manner that reflects the issuer's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP ABP No. 14-1 is effective for the company beginning January 1, 2009. The rule required adjustment of prior periods to conform to current accounting. The company’s cash payments for interest have not been affected, but the adoption of FSP APB No. 14-1 has increased the company’s reported interest expense for all periods presented in a manner that reflects interest rates of similar non-convertible debt.

The incremental effects of applying FSP APB No. 14-1 on individual line items in the consolidated balance sheets at December 31, 2008 and 2007 were as follows:

(Dollars in millions)	Before Adoption of FSP APB No. 14-1	Cumulative Effect of Adopting FSP APB No. 14-1	As Adjusted

2008
Deferred Income Taxes	$1,978.0	$16.2	$1,994.2
Long-term Obligations	2,043.5	(40.3)	2,003.2
Incremental Convertible Debt Obligation	—	24.2	24.2
Capital in Excess of Par Value	11,273.2	28.1	11,301.3
Retained Earnings	3,528.7	(28.2)	3,500.5

2007
Deferred Income Taxes	$2,279.9	$24.7	$2,304.6
Long-term Obligations	2,045.9	(62.2)	1,983.7
Incremental Convertible Debt Obligation	—	62.2	62.2
Capital in Excess of Par Value	12,283.4	(9.8)	12,273.6
Retained Earnings	2,534.5	(14.9)	2,519.6

When any of the convertible debt instruments are convertible at the balance sheet date, the excess of the amount of cash required to be paid to the holder upon conversion over the current carrying amount of the long-term obligation is classified on the balance sheet as temporary equity under the caption “incremental convertible debt obligation.”

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF 03-6-1 clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities. FSP EITF 03-6-1 was effective for the company beginning January 1, 2009. The rule required adjustment of prior periods to conform to current accounting. Adoption had a nominal effect on the numerator and, for diluted presentation, the denominator in the calculation of earnings per share for all periods presented.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

The incremental effects of applying FSP APB No. 14-1 and FSP EITF 03-6-1 on individual line items in the consolidated statements of income for the years ended December 31, 2008, 2007 and 2006 were as follows:

(Dollars in millions except per share amounts)	Before Adoption of FSP APB No. 14-1 and FSP EITF 03-6-1	Effect of Adopting FSP APB No. 14-1 and FSP EITF 03-6-1	As Adjusted

2008
Other Expense, Net	$79.8	$21.6	$101.4
Provision for Income Taxes	160.9	(8.3)	152.6
Income from Continuing Operations	988.7	(13.3)	975.4
Net Income	994.2	(13.3)	980.9
Earnings per Share from Continuing Operations
Basic	$2.36	$(.03)	$2.33
Diluted	$2.27	$(.03)	$2.24
Earnings per Share
Basic	$2.38	$(.04)	$2.34
Diluted	$2.29	$(.04)	$2.25
Diluted Weighted Average Shares	434.8	(.1)	434.7

2007
Other Expense, Net	$93.1	$20.7	$113.8
Provision for Income Taxes	101.7	(8.0)	93.7
Income from Continuing Operations	779.6	(12.7)	766.9
Net Income	761.1	(12.7)	748.4
Earnings per Share from Continuing Operations
Basic	$1.85	$(.03)	$1.82
Diluted	$1.76	$(.03)	$1.73
Earnings per Share
Basic	$1.81	$(.04)	$1.77
Diluted	$1.72	$(.03)	$1.69
Diluted Weighted Average Shares	443.7	(.1)	443.6

2006
Other Expense, Net	$32.6	$3.7	$36.3
Provision for Income Taxes	43.1	(1.5)	41.6
Income from Continuing Operations	166.3	(2.2)	164.1
Net Income	168.9	(2.2)	166.7
Earnings per Share from Continuing Operations
Basic	$.85	$(.01)	$.84
Diluted	$.82	$(.01)	$.81
Earnings per Share
Basic	$.86	$(.01)	$.85
Diluted	$.84	$(.01)	$.83
Diluted Weighted Average Shares	203.7	(.5)	203.2

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

In December 2008, the FASB issued FSP No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP No. 132(R)-1 requires additional disclosures about an employer’s plan assets of defined benefit pension or other postretirement plans. This rule expands current disclosures of defined benefit pension and postretirement plan assets to include information regarding the fair value measurements of plan assets similar to the company’s current SFAS No. 157 disclosures. FSP No. 132(R)-1 is effective for the company beginning in January 2009.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in estimating future cash flows to quantify impairment of assets, and in determining the ultimate loss from abandoning leases at facilities being exited (Note 14). Actual results could differ from those estimates.

Note 2.	Mergers, Acquisitions and Dispositions

2008 Acquisitions

In 2008, the company’s Analytical Technologies segment acquired the intellectual property of an immunohistochemistry control slide business; a manufacturer and distributor of analytical instruments serving the life sciences and environmental industries; a provider of RNAi, genomics and antibody tools used by life science researchers; a manufacturer and distributor of antibodies and reagents; a manufacturer of water analysis systems; a manufacturer of histology and anatomical pathology labeling and tracking products; and an iron testing reagent product line. The company’s Laboratory Products and Services segment acquired, in separate transactions, three distributors of laboratory equipment and consumables; a manufacturer of carbon fiber centrifuge rotors; a network of depots providing clinical trial packaging and distribution, and the intellectual property and other assets of a manufacturer of automated cell factory equipment. No individual acquisition exceeded $50 million in purchase price. Aggregate consideration for the acquisitions of both segments was $190 million cash, net of cash acquired, plus $8 million of assumed debt, and up to $19 million of additional future payments based on the achievement of specified milestones and operating results, of which $5 million was earned and accrued as of December 31, 2008. The company also paid purchase price obligations, transaction costs and post-closing purchase price adjustments aggregating $11 million in 2008, for several acquisitions completed prior to 2008.

2007 Acquisitions

In September 2007, the company’s Laboratory Products and Services segment acquired Qualigens Fine Chemicals, a division of GlaxoSmithKline Pharmaceuticals Ltd. based in Mumbai, India. Qualigens is India’s largest chemical manufacturer and supplier, serving customers in a variety of industries including pharmaceutical, petrochemical and food and beverage. The purchase price totaled $59 million. The acquisition provided an established business in a fast-growing region to extend the company’s reach. Revenues of Qualigens totaled $24 million in 2006.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

The purchase price exceeded the fair value of the acquired net assets and, accordingly, $25 million was allocated to goodwill, none of which is tax deductible.

In October 2007, the company’s Laboratory Products and Services segment acquired Priority Solutions International, a U.S.-based leading third-party logistics provider to the pharmaceutical and healthcare industries. The purchase price totaled $164 million, net of cash acquired and a $1 million post-closing purchase price refund received in 2008. The acquisition broadened the segment’s clinical trials management services offerings. Revenues of Priority Solutions totaled $96 million in 2006. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $107 million was allocated to goodwill, $37 million of which is tax deductible.

In October 2007, the company’s Analytical Technologies segment acquired NanoDrop Technologies, Inc., a U.S.-based supplier of UV-Vis spectrophotometry and fluorescence scientific instruments to the life sciences and pharmaceutical industries. The purchase price totaled $156 million, net of cash acquired and including $12 million of payments made in 2008 and $15 million due in 2009. Of the $12 million of payments made in 2008, $10 million represented contingent consideration earned for achievement of specified operating results in 2007 and $2 million represented a post-closing purchase price adjustment. Of the $15 million due in 2009, $8 million represents deferred purchase price and $7 million represents contingent consideration payable for the achievement of specified operating results in 2008. In addition, the purchase agreement calls for additional contingent consideration of up to $10 million based on the successful approval of certain pending patent applications. The acquisition broadened the segment’s technology offerings. Revenues of NanoDrop totaled $27 million in 2006. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $76 million was allocated to goodwill, all of which is tax deductible.

In December 2007, the company’s Laboratory Products and Services segment acquired La-Pha-Pack, a European-based manufacturer and provider of chromatography consumables and related accessories. The purchase price totaled $50 million, net of cash acquired, and included $4 million of contingent consideration based upon 2008 operating results which was earned and accrued as an obligation at December 31, 2008 through an increase to goodwill. The acquisition broadened the segment’s chromatography consumables offerings and expanded its geographic coverage in Europe. Revenues of La-Pha-Pack totaled $21 million in 2006. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $12 million was allocated to goodwill, none of which is tax deductible.

In addition to the acquisitions described above, in 2007 the Analytical Technologies segment acquired a distributor of mass spectrometry, chromatography and surface science instruments, a manufacturer of high performance liquid chromatography pumps and software, a manufacturer of electrostatic discharge products, the intellectual property of a diagnostics business and the assets of a water testing business. The Laboratory Products and Services segment acquired a provider of test, measurement and process control instruments, an independent test and research laboratory, a developer of liquid handling pipette tips and a cell culture product line. The total aggregate consideration was $88 million, net of cash acquired. The company also paid transaction costs and post-closing and contingent purchase price adjustments aggregating $11 million in 2007 for various acquisitions completed prior to 2007. The company obtained a refund of $5 million in 2007 related to a post-closing adjustment for a 2006 acquisition.

2006 Merger with Fisher Scientific International Inc.

Thermo Electron Corporation and Fisher Scientific International Inc. announced on May 8, 2006 that the boards of directors of both companies had unanimously approved a definitive agreement to combine the two companies in a tax-free, stock-for-stock exchange. The Fisher businesses are a leading provider of products and services to the scientific research community and clinical laboratories. The Fisher businesses provide a suite of products and services to customers worldwide from biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies. Fisher had revenues of $5.4 billion in 2005. The transaction was

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

approved by both companies’ shareholders, in separate meetings, held on August 30, 2006 and, following regulatory approvals, was completed on November 9, 2006. The results of the operations of Fisher have been included in the results of the company from the date of acquisition. Following the merger, the company was renamed Thermo Fisher Scientific Inc.

Under the terms of the agreement, Fisher shareholders received two shares of company common stock for each share of Fisher common stock they owned. Based on the average closing price for the two trading days before and after the announcement date of $38.93 per share, this exchange represented a value of $77.86 per Fisher share, or an aggregate equity value of $10.28 billion. The company also assumed Fisher’s debt ($2.28 billion). The merger enabled the two companies to broaden their customer offerings to include a full range of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics.

Upon completion of the transaction, Thermo’s shareholders owned approximately 39 percent of the combined company, and Fisher’s shareholders owned approximately 61 percent. Based upon pre-merger members of the company’s board of directors and senior management representing a majority of the composition of the combined company’s board and senior management and the Fisher shareholders receiving a premium (as of the date preceding the merger announcement) over the fair market value of Fisher common stock on such date, the company is considered to be the acquirer for accounting purposes.

The purchase price exceeded the fair value of the acquired net assets, and accordingly, $6.5 billion was allocated to goodwill, approximately $450 million of which is deductible for tax purposes.

The company allocated $15 million of the purchase price for Fisher to in-process research and development, which represents the estimated fair value at November 9, 2006 related to in-process projects that had not yet reached technological feasibility and had no alternative future uses as of the date of the merger. The company recorded as expense the value attributable to these projects at the date of the merger.

The company uses the income approach to determine the fair values of its purchased research and development. This approach determines fair value by estimating the after-tax cash flows attributable to an in-process project over its useful life and then discounting these after-tax cash flows back to a present value. In determining the value of the in-process projects, the company considers, among other factors, the in-process projects’ stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. The company bases the discount rate used to arrive at a present value as of the date of acquisition on the time value of money and life science technology investment risk factors. The company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third-party would pay for the projects.

2006 Acquisitions

In December 2006, the company’s Analytical Technologies segment acquired Cohesive Technologies Inc., a Massachusetts-based provider of advanced sample extraction and liquid chromatography products. The purchase price totaled $71 million in cash, net of cash acquired. Cohesive had revenues of $14 million in 2006 through the date of acquisition. The acquisition of Cohesive enabled the segment to broaden its in-line sample preparation capabilities. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $33 million was allocated to goodwill, none of which is tax deductible.

In addition to this acquisition, the Analytical Technologies segment acquired a manufacturer of polymer web gauging products, a provider of isotope ratio mass spectrometry instuments and a small manufacturer of on-line

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

elemental analyzer products, as well as a product line and a small distributor, for aggregate consideration of $58 million.

The company’s acquisitions have historically been made at prices above the fair value of the acquired assets, resulting in goodwill, due to expectations of synergies of combining the businesses. These synergies include elimination of redundant facilities, functions and staffing; use of the company’s existing commercial infrastructure to expand sales of the acquired businesses’ products; and use of the commercial infrastructure of the acquired businesses to cost-effectively expand sales of company products.

Acquisitions have been accounted for using the purchase method of accounting, and the acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed within the past year, is subject to adjustment upon finalization of the purchase price allocation. The company is not aware of any information that indicates the final purchase price allocations will differ materially from the preliminary estimates.

The components of the preliminary purchase price allocations for 2008 acquisitions by segment are as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Total

Purchase Price
Cash paid including transaction costs	$108.0	$85.8	$193.8
Debt assumed	0.1	8.1	8.2
Purchase price payable	2.0	3.1	5.1
Cash acquired	(1.5)	(1.9)	(3.4)

	$108.6	$95.1	$203.7

Allocation
Current assets	$13.1	$32.8	$45.9
Property, plant and equipment	3.6	15.3	18.9
Customer relationships	23.2	25.3	48.5
Product technology	25.7	6.3	32.0
Tradenames and other	5.1	2.9	8.0
Goodwill	54.9	39.7	94.6
Other assets	0.3	0.1	0.4
Liabilities assumed	(17.3)	(27.3)	(44.6)

	$108.6	$95.1	$203.7

The weighted-average amortization periods for intangible assets acquired in 2008 are 8 years for customer relationships, 7 years for product technology and 8 years for tradenames and other. The weighted average amortization period for all intangible assets in the above table is 8 years.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

The components of the purchase price allocations for 2007 acquisitions, as revised in 2008 for finalization of the purchase price allocations and earned contingent purchase price payments where applicable, are as follows:

(In millions)	Qualigens	Priority	NanoDrop	La-Pha-Pack	Other	Total

Purchase Price
Cash paid (a)	$59.0	$165.6	$141.7	$46.8	$89.6	$502.7
Purchase price payable	—	—	15.4	4.2	0.6	20.2
Cash acquired	—	(1.9)	(1.3)	(1.0)	(2.1)	(6.3)

	$59.0	$163.7	$155.8	$50.0	$88.1	$516.6

Allocation
Current assets	$11.3	$17.0	$7.9	$11.4	$19.7	$67.3
Property, plant and equipment	0.1	4.5	0.2	4.1	6.0	14.9
Customer relationships	24.4	44.0	33.8	33.5	26.7	162.4
Product technology	—	—	38.6	0.5	16.8	55.9
Tradenames and other	2.7	23.0	1.8	4.2	6.2	37.9
Goodwill	24.5	106.7	76.0	12.4	31.3	250.9
Other long-term assets	—	6.9	—	0.1	—	7.0
Liabilities assumed	(4.0)	(38.4)	(2.5)	(16.2)	(18.6)	(79.7)

	$59.0	$163.7	$155.8	$50.0	$88.1	$516.6

(a)	Includes transaction costs, subsequent payments of contingent consideration and cash settlements of post-closing adjustments.

The weighted-average amortization periods for the customer relationships, product technology and tradenames acquired in 2007 are 7 years, 8 years and 11 years, respectively. The weighted-average amortization period for all intangible assets acquired in 2007 is 8 years.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

During 2007, the company refined estimates recorded in the fourth quarter of 2006 of acquisition-related intangible assets related to the November 2006 merger with Fisher Scientific International Inc. and the December 2006 acquisition of Cohesive Technologies Inc. and finalized the valuation of such intangible assets. The purchase price allocation for Fisher, as revised, is as follows:

(In millions)

Purchase Price
Fair value of common stock issued to Fisher shareholders	$9,777.8
Fair value of Fisher stock options and warrants converted into options in company common stock	502.3
Debt assumed	2,284.7
Cash paid including transaction costs	37.5 (a)
Cash acquired	(392.0)

$12,210.3

Allocation
Current assets	$1,928.9
Property, plant and equipment	949.4
Acquired intangible assets	7,048.8
Goodwill	6,500.6
Other assets	357.1
Liabilities assumed	(3,975.3)
Fair value of convertible debt allocable to equity	(599.2)

$12,210.3

(a)  Of the transaction costs, $32.1 million were paid in 2006 and the remainder was paid in 2007.

The acquired intangible assets from the merger with Fisher are as follows:

(In millions)

Indefinite Lives:
Trademarks	$1,326.9

Definite Lives:
Customer relationships	4,262.3
Product technology	827.5
Tradenames	632.1

$7,048.8

The weighted-average amortization periods for intangible assets with definite lives are: 14 years for customer relationships, 9 years for product technology and 10 years for tradenames. The weighted-average amortization period for all intangible assets with definite lives in the above table is 13 years.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

The components of the purchase price allocations for the company’s 2006 acquisitions, as revised in 2007 for finalization of the purchase price allocation, are as follows:

(In millions)	Cohesive	Other	Total

Purchase Price
Cash paid (a)	$71.2	$59.5	$130.7
Cash acquired	(0.3)	(1.8)	(2.1)

	$70.9	$57.7	$128.6

Allocation
Current assets	$5.6	$19.7	$25.3
Property, plant and equipment	1.0	1.2	2.2
Customer relationships	19.0	16.4	35.4
Product technology	14.6	12.4	27.0
Tradenames	3.4	—	3.4
Goodwill	32.8	42.5	75.3
Other assets	—	2.4	2.4
Liabilities assumed	(5.5)	(36.9)	(42.4)

	$70.9	$57.7	$128.6

(a)	Includes transaction costs, subsequent payments of contingent consideration and cash settlements of post-closing adjustments.

The weighted-average amortization periods for intangible assets with definite lives acquired in 2006, excluding those acquired in the merger with Fisher, are: 9 years for customer relationships and 6 years for product technology. The weighted-average amortization period for all intangible assets with definite lives acquired in 2006, including the merger with Fisher, is 13 years.

Had the merger with Fisher been completed as of the beginning of 2006, the company’s pro forma results for 2006 would have been as follows:

(In millions except per share amounts)	2006 (a)

Revenues	$8,870

Net Income	$310

Earnings per Share from Continuing Operations:
Basic	$.74
Diluted	$.71

Earnings Per Share:
Basic	$.76
Diluted	$.72

(a)
Includes $121 million pre-tax charge to cost of revenues for the sale of Fisher inventories revalued at the date of merger, $15 million pre-tax charge for Fisher’s in-process research and development and $37 million pre-tax charge for accelerated vesting of stock-based awards resulting from the change in control occurring at the date of the Fisher merger.

The company’s results for 2007 or 2008 would not have been materially different from its reported results had the company’s 2007 and 2008 acquisitions occurred at the beginning of 2007.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

Restructuring Activities at Acquired Businesses

The company has undertaken restructuring activities at acquired businesses. These activities, which were accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” have primarily included reductions in staffing levels and the abandonment of excess facilities. In connection with these restructuring activities, as part of the cost of acquisitions, the company established reserves, primarily for severance and excess facilities. In accordance with EITF Issue No. 95-3, the company finalizes its restructuring plans no later than one year from the respective dates of the acquisitions. Upon finalization of restructuring plans or settlement of obligations for less than the expected amount, any excess reserves are reversed with a corresponding decrease in goodwill or other intangible assets when no goodwill exists. Accrued acquisition expenses are included in other accrued expenses in the accompanying balance sheet. No accrued acquisition expenses have been established for 2008 acquisitions.

The changes in accrued acquisition expenses for acquisitions completed prior to 2008 are as follows:

(In millions)	Severance	Abandonment of Excess Facilities	Other	Total

Balance at December 31, 2005	$2.6	$3.5	$0.1	$6.2
Reserves established	30.0	3.5	1.9	35.4
Payments	(3.5)	(1.4)	(0.1)	(5.0)
Decrease recorded as a reduction in goodwill	(1.3)	(0.2)	(0.5)	(2.0)
Divestiture of product line	—	(0.2)	—	(0.2)
Currency translation	0.5	0.5	—	1.0

Balance at December 31, 2006	28.3	5.7	1.4	35.4
Reserves established	10.2	4.0	0.1	14.3
Payments	(34.7)	(1.7)	(1.1)	(37.5)
Decrease recorded as a reduction in goodwill	(0.4)	(0.6)	—	(1.0)
Reserves reclassified to long-term asset retirement obligations	—	(2.0)	—	(2.0)
Currency translation	0.2	0.1	—	0.3

Balance at December 31, 2007	3.6	5.5	0.4	9.5
Reserves established	0.1	0.4	0.2	0.7
Payments	(1.0)	(2.7)	(0.1)	(3.8)
Decrease recorded as a reduction in goodwill	(1.6)	(0.9)	(0.5)	(3.0)
Currency translation	(0.9)	(0.7)	—	(1.6)

Balance at December 31, 2008	$0.2	$1.6	$—	$1.8

The remaining amounts accrued for pre-2008 acquisitions include severance and facility obligations for various facility consolidations, primarily related to the company’s merger with Fisher. The amounts captioned as “other” primarily represent employee relocation, contract termination and other exit costs. The severance costs are expected to be paid in 2009. The abandoned facilities costs are expected to be paid over the remaining term of the leases through 2010.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 2.	Mergers, Acquisitions and Dispositions (continued)

Dispositions

The company sold small business units in 2008 and 2007 and recorded losses of $3 million and $2 million, respectively. The net cash proceeds were $4 million in 2008 and a nominal amount in 2007. The company sold non-core businesses and product lines for net cash proceeds of $9 million in 2006 and recorded $0.6 million of pre-tax gains. Gains and losses from these transactions are included in restructuring and other costs, net, in the accompanying statement of income.

Note 3.	Business Segment and Geographical Information

Following the merger with Fisher, the company reorganized management responsibility and manages the combined company in two segments. During the first quarters of 2008 and 2009, the company transferred management responsibility and the related financial reporting and monitoring for several small product lines between segments. The company has historically moved a product line between segments when a shift in strategic focus of either the product line or a segment more closely aligns the product line with a segment different than that in which it had previously been reported. Segment information for all periods presented has been reclassified to reflect these transfers. The company’s segments are as follows:

Analytical Technologies: serves research scientists, as well as customers in healthcare and clinical laboratories, in manufacturing and in the field, with a suite of advanced analytical technologies, including scientific instruments, robotics and software for creating advanced integrated workflows. The segment also includes a range of diagnostic reagents and instruments used by hospitals and reference laboratories.

Laboratory Products and Services: serves life science, healthcare and safety markets with a broad portfolio of products and consumables used for routine laboratory processes, as well as a range of biopharma outsourcing services such as clinical packaging and biological sample management. The segment also includes the company’s extensive customer channels network consisting of catalog, e-commerce and other sales avenues.

The company’s management evaluates operating segment performance based on operating income before certain charges to cost of revenues, principally associated with acquisition accounting; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; amortization of acquisition-related intangible assets; and charges for the acceleration of stock-based compensation following the merger with Fisher. The company uses this measure because it helps management understand and evaluate the segments’ core operating results and facilitates comparison of performance for determining compensation.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 3.	Business Segment and Geographical Information (continued)

Business Segment Information

(In millions)	2008	2007	2006

Revenues
Analytical Technologies	$4,468.6	$4,179.1	$2,367.7
Laboratory Products and Services	6,455.2	5,913.1	1,464.1
Eliminations	(425.8)	(345.8)	(40.2)

Consolidated revenues	$10,498.0	$9,746.4	$3,791.6

Operating Income
Analytical Technologies (a)	$955.3	$823.6	$370.3
Laboratory Products and Services (a)	913.8	813.3	202.6

Subtotal reportable segments (a)	1,869.1	1,636.9	572.9

Cost of revenues charges	(1.5)	(49.2)	(77.7)
Restructuring and other costs, net	(35.4)	(42.2)	(45.7)
Amortization of acquisition-related intangible assets	(602.8)	(571.1)	(170.8)
Stock-based compensation acceleration charge	—	—	(36.7)

Consolidated operating income	1,229.4	974.4	242.0
Other expense, net (b)	(101.4)	(113.8)	(36.3)

Income from continuing operations before provision for income taxes	$1,128.0	$860.6	$205.7

Total Assets
Analytical Technologies	$7,735.4	$7,935.4	$8,402.7
Laboratory Products and Services	12,667.9	13,125.3	12,799.1
Corporate/Other (c)	686.7	146.7	60.4

Consolidated total assets	$21,090.0	$21,207.4	$21,262.2

Depreciation
Analytical Technologies	$87.5	$82.7	$35.9
Laboratory Products and Services	102.4	103.0	34.0

Consolidated depreciation	$189.9	$185.7	$69.9

Capital Expenditures
Analytical Technologies	$105.2	$88.7	$47.6
Laboratory Products and Services	147.4	78.7	24.4
Corporate/Other	11.8	8.1	4.8

Consolidated capital expenditures	$264.4	$175.5	$76.8

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 3.	Business Segment and Geographical Information (continued)

Geographical Information

(In millions)	2008	2007	2006

Revenues (d)
United States	$7,165.0	$6,784.4	$2,359.0
Germany	1,134.6	974.1	641.8
England	978.2	980.8	416.6
Other	2,934.3	2,478.0	1,201.5
Transfers among geographical areas (e)	(1,714.1)	(1,470.9)	(827.3)

	$10,498.0	$9,746.4	$3,791.6

Long-lived Assets (f)
United States	$750.1	$712.0	$800.7
Germany	98.9	100.0	84.3
England	129.3	172.7	145.3
Other	297.0	282.7	226.4

	$1,275.3	$1,267.4	$1,256.7

Export Sales Included in United States Revenues Above (g)	$611.4	$477.5	$304.6

(a)
Represents operating income before certain charges to cost of revenues; restructuring and other costs, net; amortization of acquisition-related intangibles; and stock-based compensation acceleration expense.

(b)	The company does not allocate other expense, net to its segments.
(c)
Total assets for corporate in 2006 include $32.9 million of assets of discontinued operations. Corporate assets consist primarily of cash and cash equivalents, short-term investments and property and equipment at the company’s corporate office.

(d)	Revenues are attributed to countries based on selling location.
(e)	Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(f)	Includes property, plant and equipment, net.
(g)	In general, export revenues are denominated in U.S. dollars.

Note 4.	Other Expense, Net

As discussed in Note 1, although the company’s cash interest payments have not been affected, the adoption of FSP APB No. 14-1 has increased the company’s reported interest expense in a manner that reflects interest rates of similar non-convertible debt. The rule required adjustment of prior periods to conform to current accounting.

The components of other expense, net, in the accompanying statement of income are as follows:

(In millions)	2008	2007	2006

Interest Income	$51.7	$46.5	$16.4
Interest Expense	(151.5)	(160.5)	(55.6)
(Loss) Gain on Investments, Net	(5.6)	(9.0)	0.7
Equity in Earnings of Unconsolidated Subsidiaries	3.4	2.6	1.8
Other Items, Net	0.6	6.6	0.4

	$(101.4)	$(113.8)	$(36.3)

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 4.	Other Expense, Net (continued)

The company acquired 5,660,000 shares of Nanogen Inc. as a result of the Fisher merger. In December 2007, the company recorded a loss of $8.9 million on the investment in Nanogen for other than temporary impairment following a decline in the quoted fair market value of the shares that occurred between April and December 2007. In 2008, the company recorded an additional loss of $1.2 million on the investment in Nanogen for other than temporary impairment that occurred in the second half of 2008. In addition, the company recorded a charge of $4.9 million in 2008 for other than temporary impairment of other available-for-sale investments that decreased in value primarily in the prior 6-9 months.

(Loss) gain on investments, net, also includes portfolio gains from the company’s day-to-day investing activities.

Note 5.	Employee Benefit Plans

Stock-based Compensation Plans

The company has stock-based compensation plans for its key employees, directors and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock, stock options, stock bonus shares or performance-based shares, as determined by the compensation committee of the company’s Board of Directors or in limited circumstances, by the company’s option committee, which consists of its chief executive officer. Options granted prior to July 2000 under these plans vested over 0-10 years and had terms ranging from 3-12 years. Options granted in or after July 2000 under these plans generally vested over 3-5 years with terms of 7-10 years, assuming continued employment with certain exceptions. The company practice is to grant options at fair market value. The company generally issues new shares of its common stock to satisfy option exercises. The merger with Fisher resulted in a change in control and consequently, the vesting of substantially all of Thermo Electron’s option and restricted stock awards accelerated except for those options of the company’s chief executive officer who waived acceleration. As a result, substantially all shares became immediately exercisable and shares acquired upon exercise cease to be subject to transfer restrictions and the company’s repurchase rights. The acceleration resulted in a pre-tax charge in 2006 of $36.7 million. Grants of stock options and restricted stock on or after November 9, 2006, provide that upon a future change in control of the company and qualifying termination of an option holder’s employment, all options and time-based restricted stock awards held by the recipient become immediately vested unless an employment or other agreement with the employee provides for different treatment.

Effective January 1, 2006, the company adopted the provisions of SFAS No. 123R “Share-based Payment,” using the modified prospective application transition method. Under this transition method, the compensation cost recognized beginning January 1, 2006 includes compensation cost for (i) all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) all share-based payments granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Compensation cost is recognized ratably over the requisite vesting period or, for 2006 and later grants, to the retirement date for retirement eligible employees, if earlier.

The components of pre-tax stock-based compensation expense are as follows:

(In millions)	2008	2007	2006 (a)

Stock Option Awards	$35.9	$35.2	$61.9
Restricted Share/Unit Awards	21.2	15.9	7.5

Total Stock-based Compensation Expense	$57.1	$51.1	$69.4

(a)
Includes $33.8 million and $2.9 million of stock option and restricted share expense, respectively, resulting from the accelerated vesting upon the change of control that occurred as a result of the Fisher merger.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

Stock-based compensation expense is included in the accompanying statement of income as follows:

(In millions)	2008	2007	2006 (a)

Cost of Revenues	$4.2	$3.6	$7.1
Selling, General and Administrative Expenses	51.3	45.9	58.5
Research and Development Expenses	1.6	1.6	3.8

Total Stock-based Compensation Expense	$57.1	$51.1	$69.4

(a)
Includes $3.8 million, $30.8 million, and $2.1 million of cost of revenues, selling, general and administrative and research and development expense resulting from the accelerated vesting upon the change of control that occurred as a result of the Fisher merger.

In accordance with SFAS No. 123R, SFAS No. 109 and EITF Topic D-32, “Intraperiod Tax Allocation of the Tax Effect of Pretax Income from Continuing Operations,” the company has elected to recognize any excess income tax benefits from stock option exercises in capital in excess of par value only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the company. The company measures the tax benefit associated with excess tax deductions related to stock-based compensation expense by multiplying the excess tax deductions by the statutory tax rates. The company uses the incremental tax benefit approach for utilization of tax attributes. Tax benefits recognized in capital in excess of par value on the accompanying balance sheet were $25.1 million, $99.1 million and $17.4 million, respectively, in 2008, 2007 and 2006.

Stock Options — The fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock. The average expected life of grants through 2007 was estimated using the simplified method for “plain vanilla” options as permitted by SAB 107. Thereafter, historical data on exercise patterns became the basis for estimating the expected life of an option. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the expected life assumed at the date of grant. The compensation expense recognized for all stock-based awards is net of estimated forfeitures. Forfeitures are estimated based on an analysis of actual option forfeitures.

The weighted average assumptions used in the Black-Scholes option pricing model are as follows:

	Years Ended
	2008	2007	2006

Expected Stock Price Volatility	22%	22%	26%
Risk Free Interest Rate	2.4%	4.3%	4.4%
Expected Life of Options (years)	4.4	4.5	4.7
Expected Annual Dividend per Share	$—	$—	$—

The weighted average per share grant-date fair values of options granted during 2008, 2007 and 2006 were $12.70, $14.16 and $12.40, respectively. The total intrinsic value of options exercised during the same periods was $95.4 million, $429.9 million and $224.3 million, respectively. The intrinsic value is the difference between the market value of the shares on the exercise date and the exercise price of the option.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

As a result of the merger with Fisher, options to purchase 9,661,000 shares of Fisher common stock were converted into options to purchase 19,322,000 shares of company stock. These options had a fair value at the merger date of $394.5 million, which was recorded as part of the merger consideration. Of the total options issued in connection with the merger, options to purchase 1,621,000 shares of company common stock were not fully vested. The fair value of these options ($15.1 million) was treated as a reduction of the merger consideration and is being recorded as compensation cost over the vesting period.

A summary of option activity as of December 31, 2008 and changes during the three years then ended is presented below:

	Shares (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (a) (in millions)

Outstanding at December 31, 2005	12.1	$22.65
Granted	8.9	40.53
Issued in connection with Fisher merger	19.3	21.75
Exercised	(9.5)	19.07
Canceled	(0.2)	30.45
Expired	(0.1)	32.67

Outstanding at December 31, 2006	30.5	28.30
Granted	0.7	52.01
Exercised	(15.1)	22.90
Canceled	(0.8)	41.49
Expired	—

Outstanding at December 31, 2007	15.3	33.99
Granted	4.4	55.23
Exercised	(3.2)	26.95
Canceled	(0.4)	48.47
Expired	—

Outstanding at December 31, 2008	16.1	40.72	4.9

Vested and Unvested Expected to Vest at December 31, 2008	15.7	40.47	4.9	$ 38.5

Exercisable at December 31, 2008	9.1	33.05	4.3	$ 38.5

(a)	Market price per share on December 31, 2008 was $34.07.

As of December 31, 2008, there was $68.7 million of total unrecognized compensation cost related to unvested stock options granted. The cost is expected to be recognized over a weighted average period of 2.6 years.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

Restricted Share Awards — The company awards to a number of key employees restricted company common stock or restricted units that convert into an equivalent number of shares of common stock assuming continued employment, with some exceptions. The awards generally vest in equal annual installments over three years, assuming continued employment, with some exceptions. The fair market value of the award at the time of the grant is amortized to expense over the period of vesting. Recipients of restricted shares have the right to vote such shares and receive cash dividends, whereas recipients of restricted units have no voting rights but are entitled to receive dividend equivalents. The fair value of restricted share/unit awards is determined based on the number of shares/units granted and the market value of the company’s shares on the grant date.

During 2008, 2007 and 2006, the company granted 396,800, 62,500 and 401,900 share awards respectively, at a weighted average fair value of $55.09, $54.97 and $42.66, respectively, per share on the grant date.

In 2006, the company awarded certain key employees 134,000 restricted shares of common stock, the vesting of which was contingent upon meeting certain operating targets and stock performance. The company is recognizing the cost of the awards over the contingent vesting periods of 4-5 years. The actual vesting periods may be shorter if certain performance goals are achieved. The ultimate value of the awards will be determined when they are earned. The company established an initial value for the awards based on the fair market value at the date of grant and marks them to market for changes in fair market value. At December 31, 2008, 50% of the shares were not expected to vest and, as a result, the company reversed the expense recognized in prior periods on those shares which are not expected to vest. The company recognized $1.7 million and $0.2 million of cost associated with the awards in 2007 and 2006, respectively. In 2008, the company recorded a net reversal of cost associated with these awards of $0.8 million, and at December 31, 2008, the awards expected to vest had a total value of $2.2 million. Should the performance targets not be met, any recognized compensation cost would be reversed.

In 2008, the company awarded certain key employees up to 158,000 restricted shares of common stock, the vesting of which was contingent upon 2008 operating performance. The company established a value for the awards based on the fair market value at the date of grant of $54.85 per share. Based on actual operating performance achieved, 135,600 of the restricted shares are expected to vest. The company is recognizing the cost of the awards expected to vest over the vesting periods of 1-3 years. The company recognized $4.0 million of cost associated with these awards in 2008.

As a result of the merger with Fisher, restricted units convertible into 468,000 shares of Fisher common stock were converted into restricted units convertible into 936,000 shares of company stock. These restricted units had a fair value at the merger date of $36.4 million, which was recorded as part of the merger consideration. The restricted units issued in connection with the merger were not fully vested. The fair value of the unvested portion of these units ($29.1 million) was treated as a reduction of the merger consideration and is being recorded as compensation cost over the vesting period.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

A summary of the status of the company’s restricted shares/units as of December 31, 2008 and changes during the three years then ended are presented below:

	Shares (in thousands)	Weighted Average Grant-Date Fair Value

Unvested at December 31, 2005	199	$27.03
Granted	402	42.66
Issued in connection with Fisher merger	936	38.93
Vesting	(268)	29.62

Unvested at December 31, 2006	1,269	40.21
Granted	62	54.97
Vesting	(477)	43.34
Forfeited	(63)	45.07

Unvested at December 31, 2007	791	46.55
Granted	397	55.09
Vesting	(374)	44.68
Forfeited	(19)	51.87

Unvested at December 31, 2008	795	47.80

As of December 31, 2008, there was $20.2 million of total unrecognized compensation cost related to unvested restricted share awards. That cost is expected to be recognized over a weighted average period of 2.0 years. The total fair value of shares vested during 2008, 2007 and 2006 was $16.7 million, $20.7 million and $7.9 million, respectively.

Prior to 2006, the company recorded the unrecognized compensation cost associated with restricted stock awards as a separate account within shareholders equity. Upon the adoption of SFAS No. 123R in 2006, the balance of the deferred compensation was eliminated against capital in excess of par value on the balance sheet.

Employee Stock Purchase Plans

Qualifying employees are eligible to participate in an employee stock purchase plan sponsored by the company. Shares may be purchased under the program at 95% of the fair market value at the end of the purchase period and the shares purchased are not subject to a holding period. Shares are purchased through payroll deductions of up to 10% of each participating employee’s gross wages. The company issued 124,000, 66,000 and 59,000 shares, respectively, of its common stock for the 2008, 2007 and 2006 plan years, which ended on December 31.

401(k) Savings Plan and Other Defined Contribution Plans

The company’s 401(k) savings and other defined contribution plans cover the majority of the company’s eligible U.S. and certain non-U.S. employees. Contributions to the plans are made by both the employee and the company. Company contributions are based on the level of employee contributions. Certain of the company’s subsidiaries offer retirement plans in lieu of participation in the company’s 401(k) savings plans. Company contributions to these plans are based on formulas determined by the company. In 2008, 2007 and 2006, the company charged to expense $55.5 million, $56.8 million and $26.9 million, respectively, related to its defined contribution plans.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

Defined Benefit Pension Plans

Employees of a number of non-U.S. and certain U.S. subsidiaries participate in defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. The company also has a postretirement healthcare program in which certain employees are eligible to participate. The costs of the healthcare program are funded on a self-insured and insured-premium basis.

Effective December 31, 2006, the company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefits Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R.” SFAS No. 158 requires an employer to recognize the funded status of defined benefit pension and other postretirement benefit plans as an asset or liability. This amount is defined as the difference between the fair value of plan assets and the benefit obligation. The company is required to recognize as a component of other comprehensive income, net of tax, the actuarial (gains) losses and prior service costs (credits) that arise but were not previously required to be recognized as components of net periodic benefit cost. Other comprehensive income is adjusted as these amounts are later recognized in income as components of net periodic benefit cost.

In accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when an employer is acquired as part of a merger, any excess of projected benefit obligation over the plan assets is recognized as a liability and any excess of plan assets over the projected benefit obligation is recognized as a plan asset. The recognition of a new liability or a new asset results in the elimination of (a) previously existing unrecognized net gain or loss, (b) unrecognized prior service cost and (c) unrecognized net transition obligation. Fisher’s pension obligations were recorded by the company at the date of merger pursuant to these rules. The funding of Fisher’s plans is not directly affected by the merger.

The company funds annually, at a minimum, the statutorily required minimum amount as actuarially determined. During 2008, 2007 and 2006, the company made contributions of approximately $20.7 million, $54.2 million and $50.3 million, respectively. Contributions are estimated at between $20 and $30 million for 2009.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

The following table provides a reconciliation of benefit obligations and plan assets of the company’s domestic and non-U.S. pension plans:

	Domestic Pension Benefits		Non-U.S. Pension Benefits
(In millions)	2008	2007	2008	2007

Change in Projected Benefit Obligations
Benefit Obligation at Beginning of Year	$405.5	$406.8	$663.3	$672.1
Service costs	2.9	6.0	10.9	9.8
Interest costs	22.0	22.7	32.8	31.8
Curtailment	(19.3)	—	—	—
Plan participants’ contribution	—	—	3.0	2.4
Actuarial (gains) losses	23.3	2.0	(73.3)	(51.0)
Benefits paid	(25.9)	(26.0)	(21.7)	(19.9)
Currency translation and other	—	(6.0)	(103.3)	18.1

Benefit Obligation at End of Year	$408.5	$405.5	$511.7	$663.3

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at Beginning of Year	$417.1	$411.8	$525.9	$496.0
Actual return on plan assets	(99.4)	28.0	(64.4)	28.2
Employer contribution	0.2	8.9	17.5	15.4
Plan participants’ contributions	—	—	3.0	2.4
Benefits paid	(25.9)	(26.0)	(21.7)	(19.9)
Currency translation and other	—	(5.6)	(91.4)	3.8

Fair Value of Plan Assets at End of Year	$292.0	$417.1	$368.9	$525.9

Funded Status	$(116.5)	$11.6	$(142.8)	$(137.4)

Accumulated Benefit Obligation	$405.5	$378.5	$483.4	$630.5

Amounts Recognized in Balance Sheet
Non-current asset	$—	$23.3	$1.2	$1.4
Current liability	—	—	(4.0)	(4.5)
Non-current liability	(116.5)	(11.7)	(140.0)	(134.3)

Net amount recognized	$(116.5)	$11.6	$(142.8)	$(137.4)

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

	Domestic Pension Benefits		Non-U.S. Pension Benefits
(In millions)	2008	2007	2008	2007

Amounts Recognized in Accumulated Other Comprehensive (Income) Loss
Net actuarial (gain) loss	$146.9	$(6.9)	$31.3	$19.4
Prior service costs	—	—	(0.5)	—

Net amount recognized	$146.9	$(6.9)	$30.8	$19.4

The actuarial assumptions used to compute the funded (unfunded) status for the plans are based upon information available as of December 31, 2008 and 2007 and are as follows:

	Domestic Pension Benefits		Non-U.S. Pension Benefits
	2008	2007	2008	2007

Weighted Average Assumptions Used to Determine Projected Benefit Obligations
Discount rate	5.25%	5.75%	5.43%	5.20%
Average rate of increase in employee compensation	4.00%	4.04%	3.29%	3.60%

The actuarial assumptions used to compute the net periodic pension benefit cost (income) are based upon information available as of the beginning of the year, as presented in the following table:

	Domestic Pension Benefits			Non-U.S. Pension Benefits
	2008	2007	2006	2008	2007	2006

Weighted Average Assumptions Used to Determine the Net Benefit Cost (Income)
Discount rate	5.75%	5.77%	5.50%	5.20%	4.65%	4.54%
Average rate of increase in employee compensation	4.04%	4.04%	4.03%	3.60%	3.44%	3.39%
Expected long-term rate of return on assets	7.75%	7.78%	7.81%	6.08%	5.60%	5.80%

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

The following table provides a reconciliation of benefit obligations and plan assets of the company’s SERP and other postretirement benefit plans:

	SERP Benefits		Postretirement Benefits
(In millions)	2008	2007	2008	2007

Change in Benefit Obligations
Benefit Obligation at Beginning of Year	$11.5	$36.9	$32.9	$28.9
Business combination	—	—	—	3.2
Service costs	—	0.1	0.8	1.0
Interest costs	0.6	1.8	1.8	1.8
Plan participants’ contribution	—	—	1.4	1.0
Actuarial (gains) losses	1.3	(0.4)	(0.7)	(1.0)
Benefits paid	(1.3)	(27.4)	(3.1)	(3.5)
Currency translation and other	0.2	0.5	(1.7)	1.5

Benefit Obligation at End of Year	$12.3	$11.5	$31.4	$32.9

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at Beginning of Year	$—	$—	$—	$—
Employer contribution	1.3	27.4	1.7	2.5
Plan participants’ contributions	—	—	1.4	1.0
Benefits paid	(1.3)	(27.4)	(3.1)	(3.5)

Fair Value of Plan Assets at End of Year	$—	$—	$—	$—

Funded Status	$(12.3)	$(11.5)	$(31.4)	$(32.9)

Accumulated Benefit Obligation	$12.3	$11.5

Amounts Recognized in Balance Sheet
Current liability	$(0.5)	$(1.2)	$(2.3)	$(2.2)
Non-current liability	(11.8)	(10.3)	(29.1)	(30.7)

Net amount recognized	$(12.3)	$(11.5)	$(31.4)	$(32.9)

Amounts Recognized in Accumulated Other Comprehensive Income
Net actuarial (gain) loss	$0.6	$(0.2)	$(2.0)	$(1.6)
Prior service costs	—	—	(0.9)	—

Net amount recognized	$0.6	$(0.2)	$(2.9)	$(1.6)

Weighted Average Assumptions Used to Determine Benefit Obligations
Discount rate	5.25%	5.75%	5.73%	5.66%
Average rate of increase in employee compensation	4.00%	4.00%	—	—
Initial healthcare cost trend rate			9.37%	9.66%
Ultimate healthcare cost trend rate			5.72%	5.41%

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

The ultimate healthcare cost trend rates for the postretirement benefit plans are expected to be reached between 2012 and 2016.

	SERP Benefits			Postretirement Benefits
	2008	2007	2006	2008	2007	2006

Weighted Average Assumptions Used to Determine the Net Benefit Cost (Income)
Discount rate	5.75%	5.75%	5.50%	5.66%	5.62%	5.44%
Average rate of increase in employee compensation	4.00%	4.00%	4.00%	—	—	—

The discount rate reflects the rate the company would have to pay to purchase high-quality investments that would provide cash sufficient to settle its current pension obligations. The discount rate is determined based on a range of factors, including the rates of return on high-quality, fixed-income corporate bonds and the related expected duration of the obligations or, in certain instances, the company has used a hypothetical portfolio of high quality instruments with maturities that mirror the benefit obligation in order to accurately estimate the discount rate relevant to a particular plan.

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. In determining the expected long-term rate of return on plan assets, the company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes and economic and other indicators of future performance. In addition, the company may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.

The expected rate of compensation increase reflects the long-term average rate of salary increases and is based on historic salary increase experience and management’s expectations of future salary increases.

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost in 2009 are as follows:

(In millions)	Domestic Pension Benefits	Non-U.S. Pension Benefits	Post- retirement Benefits

Net actuarial loss (gain)	$0.2	$1.5	$(0.1)
Net prior service costs (credit)	—	—	(0.1)

	$0.2	$1.5	$(0.2)

There are no amounts in accumulated other comprehensive income related to the SERP expected to be recognized in net periodic benefit cost in 2009.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

The projected benefit obligation and fair value of plan assets for the company’s qualified and non-qualified pension plans with projected benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2008	2007

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets
Projected benefit obligation	$930.2	$717.3
Fair value of plan assets	657.3	555.3

The accumulated benefit obligation and fair value of plan assets for the company’s qualified and non-qualified pension plans with accumulated benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2008	2007

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated benefit obligation	$890.5	$523.8
Fair value of plan assets	648.5	396.6

The company has other postretirement benefit plans discussed elsewhere in this note with an accumulated post-retirement benefit obligation of $31.4 million that is unfunded. The plans are excluded from the above table.

The measurement date used to determine benefit information is December 31 for all plan assets and benefit obligations.

The net periodic pension benefit cost (income) includes the following components for 2008, 2007 and 2006:

	Domestic Pension Benefits			Non-U.S. Pension Benefits
(In millions)	2008	2007	2006	2008	2007	2006

Components of Net Periodic Benefit Cost (income)
Service cost-benefits earned	$2.9	$6.0	$1.8	$10.9	$9.8	$5.5
Interest cost on benefit obligation	22.0	22.7	4.7	32.8	31.8	15.8
Expected return on plan assets	(31.1)	(30.8)	(6.1)	(30.4)	(28.4)	(13.3)
Recognized actuarial net loss	—	0.4	0.5	1.4	3.1	3.3
Amortization of prior service benefit	—	—	—	0.1	0.1	2.6
Settlement/curtailment (gain) loss	(19.3)	(0.9)	—	—	0.1	—
Special termination benefit recognized	—	0.1	—	0.1	0.3	—

Net periodic benefit cost (income)	$(25.5)	$(2.5)	$0.9	$14.9	$16.8	$13.9

In 2008, the company curtailed part of a defined benefit plan in the U.S. and, as a result, recorded a gain of $19.3 million.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

The SERP and other postretirement benefits include the following components for 2008, 2007 and 2006:

	SERP Benefits			Postretirement Benefits
(In millions)	2008	2007	2006	2008	2007	2006

Components of Net Periodic Benefit Cost (income)
Service cost-benefits earned	$—	$0.1	$0.1	$0.8	$1.0	$0.1
Interest cost on benefit obligation	0.6	1.8	0.4	1.8	1.8	0.2
Amortization of prior service benefit	—	—	—	(0.1)	—	—
Settlement/curtailment gain	—	(0.2)	—	—	—	—
Special termination benefit recognized	0.2	—	—	—	—	—

Net periodic benefit cost	$0.8	$1.7	$0.5	$2.5	$2.8	$0.3

Expected benefit payments are estimated using the same assumptions used in determining the company’s benefit obligation at December 31, 2008. Benefit payments will depend on future employment and compensation levels, average years employed and average life spans, among other factors, and changes in any of these factors could significantly affect these estimated future benefit payments. Estimated future benefit payments during the next five years and in the aggregate for the five fiscal years thereafter, are as follows:

(In millions)	Domestic Pension Benefits	Non-U.S. Pension Benefits	SERP Benefits	Post- retirement Benefits

2009	$21.0	$18.5	$1.0	$2.2
2010	21.3	19.5	0.5	2.2
2011	22.4	20.0	0.5	2.2
2012	23.2	21.4	0.5	2.1
2013	23.8	29.4	0.5	2.2
2014-2018	132.8	123.6	8.0	10.3

The company’s investment policy for its pension plans is to balance risk and return through a diversified portfolio to reduce interest rate and market risk. Maturities are managed so that sufficient liquidity exists to meet immediate and future benefit payment requirements.

For the company’s plans, the asset allocation at the respective year ends by asset category was as follows:

	2008	2007

Equity Securities	46%	50%
Debt Securities	36%	34%
Real Estate	2%	3%
Cash and Other	16%	13%

	100%	100%

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 5.	Employee Benefit Plans (continued)

The weighted-average asset allocation presented above approximates target allocation. Decisions regarding investment policy are made with an understanding of the effect of asset allocation on funded status, future contributions and projected expenses.

A change in the assumed healthcare cost trend rate by one percentage point effective January 2008 would change the accumulated postretirement benefit obligation as of December 31, 2008 and the 2008 aggregate of service and interest costs, as follows:

(In millions)	Increase	Decrease

One Percentage Point
Effect on total of service and interest cost components	$0.5	$(0.4)
Effect on postretirement healthcare benefit obligation	3.1	(2.5)

Note 6.	Income Taxes

The components of income from continuing operations before provision for income taxes are as follows:

(In millions)	2008	2007	2006

U.S.	$704.7	$639.8	$19.7
Non-U.S.	423.3	220.8	186.0

	$1,128.0	$860.6	$205.7

The components of the provision for income taxes of continuing operations are as follows:

(In millions)	2008	2007	2006

Income Tax Provision
Federal	$185.0	$57.0	$45.0
Non-U.S.	81.7	90.9	77.8
State	36.7	24.5	4.4

	303.4	172.4	127.2

Deferred Income Tax Provision (Benefit)
Federal	(59.8)	68.2	(45.0)
Non-U.S.	(63.1)	(134.0)	(29.5)
State	(27.9)	(12.9)	(11.1)

	(150.8)	(78.7)	(85.6)

	$152.6	$93.7	$41.6

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 6.	Income Taxes (continued)

The income tax provision included in the accompanying statement of income is as follows:

(In millions)	2008	2007	2006

Continuing Operations	$152.6	$93.7	$41.6
Discontinued Operations	3.5	4.2	1.3

	$156.1	$97.9	$42.9

The company receives a tax deduction upon the exercise of non-qualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $25.1 million, $99.1 million and $17.4 million of such benefits of the company that have been allocated to capital in excess of par value in 2008, 2007 and 2006, respectively.

The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income from continuing operations before provision for income taxes due to the following:

(In millions)	2008	2007	2006

Provision for Income Taxes at Statutory Rate	$394.8	$301.2	$72.0

Increases (Decreases) Resulting From:
Foreign rate differential	(165.6)	(148.6)	(30.7)
Change in tax laws and apportionment	(27.9)	(31.6)	—
Income tax credits	(54.2)	(33.2)	(5.9)
Extraterritorial income exclusion	—	—	(4.9)
Manufacturing deduction	(17.5)	(15.3)	(2.5)
Basis difference of businesses sold or terminated	—	—	2.4
State income taxes, net of federal tax	11.1	9.3	(4.9)
Nondeductible expenses	6.1	6.4	13.9
FIN 48 reserves, net	6.5	3.2	—
Tax return reassessments and settlements	(1.2)	—	2.0
Other, net	0.5	2.3	0.2

	$152.6	$93.7	$41.6

During 2008, the company recorded an income tax benefit of $27.9 million, net, principally due to a reduction in deferred income taxes resulting from a change in the apportionment of state tax rates and newly enacted reductions in tax rates in Switzerland. During 2007, the company recorded an income tax benefit of $31.6 million, net, principally due to a reduction in deferred income taxes as a result of tax law changes in the United Kingdom, Denmark, Canada and Germany.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 6.	Income Taxes (continued)

Net deferred tax asset (liability) in the accompanying balance sheet consists of the following:

(In millions)	2008	2007

Deferred Tax Asset (Liability)
Depreciation and amortization	$(2,293.3)	$(2,549.2)
Net operating loss and credit carryforwards	380.7	433.2
Reserves and accruals	128.0	146.5
Accrued compensation	158.1	101.2
Inventory basis difference	29.6	34.7
Available-for-sale investments	5.6	5.6
Other, net	(2.6)	(9.7)

	(1,593.9)	(1,837.7)
Less: Valuation allowance	161.4	197.0

	$(1,755.3)	$(2,034.7)

The company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction and provides a valuation allowance for tax assets and loss and credit carryforwards that it believes will more likely than not go unused. At the time of the merger with Fisher in November 2006, the company established a $41.9 million valuation allowance for foreign tax credit carryforwards that it did not expect would be used based on the combined company’s tax position. During 2008, the company reduced its valuation allowance for the foreign tax credit carryforwards by $41.9 million, all of which reduced goodwill, due to an expectation that the benefit will be realized. At December 31, 2008, $161.4 million of the company’s valuation allowance relates to deferred tax assets for which any subsequently recognized tax benefits will reduce income tax expense following the adoption of SFAS No. 141(R).

At December 31, 2008, the company had federal, state and non-U.S. net operating loss carryforwards of $176.6 million, $635.3 million and $556.0 million, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal and state net operating loss carryforwards expire in the years 2009 through 2028. Of the non-U.S. net operating loss carryforwards, $158.6 million expire in the years 2009 through 2028, and the remainder do not expire. The company also had $97.7 million of federal foreign tax credit carryforwards as of December 31, 2008, which expire in the years 2009 through 2018.

A provision has not been made for U.S. or additional non-U.S. taxes on $2.72 billion of undistributed earnings of international subsidiaries that could be subject to taxation if remitted to the U.S. because the company plans to keep these amounts permanently reinvested overseas except for instances where the company can remit such earnings to the U.S. without an associated net tax cost.

Adoption of FASB Interpretation No. 48

The company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the company recognized no material adjustment in the liability for unrecognized tax benefits. As of the adoption date of January 1, 2007, the company had $82.4 million of unrecognized tax benefits, of which $33.2 million, if recognized, would reduce the effective tax rate and the remaining $49.2 million, if recognized, would have decreased goodwill. As of December 31, 2008, the company had $70.4 million of unrecognized tax benefits which, if recognized, would reduce the effective tax rate following adoption of SFAS No. 141(R) in 2009.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 6.	Income Taxes (continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)	2008	2007

Balance at beginning of year	$73.9	$82.4
Additions for tax positions of current year	6.5	3.5
Closure of tax years	(3.0)	(12.0)
Settlements	(7.0)	—

Balance at end of year	$70.4	$73.9

The company classified interest and penalties related to unrecognized tax benefits as income tax expense. The total amount of interest and penalties related to uncertain tax positions and recognized in the balance sheet as of December 31, 2008 and 2007 was $5.3 million for interest.

The company conducts business globally and, as a result, Thermo Fisher or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, China, Denmark, Finland, France, Germany, Italy, Japan, the United Kingdom and the United States. With few exceptions, the company is no longer subject to U.S. federal, state and local, or non-U.S., income tax examinations for years before 2001.

During 2008, the statute of limitations on certain unrecognized tax benefits lapsed which resulted in a $3.0 million decrease in the liability for unrecognized tax benefits, all of which reduced goodwill. During 2007, the statute of limitations on certain unrecognized tax benefits lapsed which resulted in a $2.3 million decrease in the liability for unrecognized tax benefits, $2.0 million of which reduced goodwill and $0.3 million of which reduced income tax expense.

In 2008, the company settled IRS audits of the 2004 and 2005 pre-acquisition tax years of Fisher, which resulted in a $7 million decrease in the liability for unrecognized tax benefits and goodwill. This decrease in the liability for unrecognized tax benefits was substantially offset by an accrual for unrecognized tax benefits related to the sale of a non-U.S. subsidiary. During 2007, the company settled audits of the 2003 pre-acquisition tax years of certain Fisher subsidiaries which resulted in a $2.6 million decrease in both the liability for unrecognized tax benefits and goodwill. The company also settled audits of the 1994-1997 tax years of certain German subsidiaries which resulted in a $7.1 million decrease in both the liability for unrecognized tax benefits and goodwill. The company is currently under audit by the Internal Revenue Service for the 2001 to 2004 tax years. The examination of those years is at the appeals level of the IRS. The company does not currently expect any significant changes to previously recorded unrecognized tax benefits. The company is also currently under audit by the IRS for the 2006 and 2007 tax years and the 2006 pre-acquisition tax years of certain Fisher subsidiaries. It is likely that the examination phase of these audits will be completed within twelve months. There have been no significant changes to the status of these examinations during 2008, and the company does not currently expect any significant changes to previously recorded unrecognized tax benefits.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 7.	Earnings per Share

(In millions except per share amounts)	2008	2007	2006

Income from Continuing Operations	$975.4	$766.9	$164.1
Income from Discontinued Operations	—	—	0.5
(Loss) Gain on Disposal of Discontinued Operations, Net	5.5	(18.5)	2.1

Net Income	980.9	748.4	166.7

Income Allocable to Participating Securities for Basic Earnings per Share	(1.5)	(0.5)	(0.2)

Net Income for Basic Earnings per Share	$979.4	$747.9	$166.5

Net Income	$980.9	$748.4	$166.7

Effect of Convertible Debentures	—	—	1.6
Income Allocable to Participating Securities for Diluted Earnings Per Share	(1.5)	(0.5)	(0.3)

Net Income for Diluted Earnings per Share	$979.4	$747.9	$168.0

Basic Weighted Average Shares	418.2	421.5	196.1
Effect of:
Convertible debentures	13.3	13.8	3.2
Stock options, restricted stock awards and warrants	3.2	8.3	3.9

Diluted Weighted Average Shares	434.7	443.6	203.2

Basic Earnings per Share:
Continuing operations	$2.33	$1.82	$.84
Discontinued operations	.01	(.04)	.01

	$2.34	$1.77	$.85

Diluted Earnings per Share:
Continuing operations	$2.24	$1.73	$.81
Discontinued operations	.01	(.04)	.01

	$2.25	$1.69	$.83

Options to purchase 3.6 million, 3.7 million and 3.8 million shares of common stock were not included in the computation of diluted earnings per share for 2008, 2007 and 2006, respectively, because their effect would have been antidilutive.

Under EITF No. 04-08 “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share,” and EITF No. 90-19 “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion,” because of the company’s obligation to settle the par value of its convertible notes in cash, the company is not required to include any shares underlying the convertible notes in its diluted weighted average shares outstanding until the average stock price per share for the period exceeds the $23.73, $29.55, and $40.20 conversion price for the 2.50% Senior Convertible Notes due 2023, the Floating Rate Senior Convertible Debentures due 2033 and the 3.25% Senior Convertible

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 7.	Earnings per Share (continued)

Subordinated Notes due 2024, respectively, and only to the extent of the additional shares the company may be required to issue in the event the company’s conversion obligation exceeds the principal amount of the notes or debentures converted (Note 9). At such time, only the number of shares that would be issuable (under the treasury stock method of accounting for share dilution) are included, which is based upon the amount by which the average stock price exceeds the conversion price.

The table below discloses the effect of changes in the company’s stock price on the amount of shares to be included in the earnings per share calculation. The securities are convertible only if the common stock price equals or exceeds the trigger price. The table assumes normal conversion for the 2.50% Senior Convertible Notes due 2023, the Floating Rate Senior Convertible Debentures due 2033 and the 3.25% Senior Convertible Subordinated Notes due 2024 in which the principal amount is paid in cash, and the excess up to the conversion value is paid in shares of the company’s stock as follows:

	2.50% Senior Convertible Notes	Floating Rate Senior Convertible Debentures	3.25% Senior Convertible Subordinated Notes

Principal Outstanding (In millions)	$295.4	$344.4	$329.3
Conversion Price Per Share	23.73	29.55	40.20
Trigger Price	28.48	38.41	48.24

(Shares amounts in millions)	Total Potential Shares
Future Common Stock Price	2.50% Senior Convertible Notes	Floating Rate Senior Convertible Debentures	3.25% Senior Convertible Subordinated Notes	Potential Share Increase

$23.73	—	—	—	—
$24.73	0.5	—	—	0.5
$29.55	2.5	—	—	2.5
$30.55	2.8	0.4	—	3.2
$40.20	5.2	3.1	—	8.3
$41.20	5.4	3.3	0.2	8.9
$50.00	6.6	4.8	1.6	13.0
$55.00	7.2	5.4	2.2	14.8
$60.00	7.7	5.9	2.7	16.3
$65.00	8.0	6.4	3.1	17.5
$70.00	8.4	6.7	3.5	18.6

Note 8.	Comprehensive Income

Comprehensive income combines net income and other comprehensive items. Other comprehensive items represent certain amounts that are reported as components of shareholders’ equity in the accompanying balance sheet, including currency translation adjustments, unrealized gains and losses, net of tax, on available-for-sale investments and hedging instruments; and pension and other postretirement benefit liability adjustments.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 8.	Comprehensive Income (continued)

Accumulated other comprehensive items in the accompanying balance sheet consist of the following:

(In millions)	2008	2007

Cumulative Translation Adjustment	$(37.1)	$394.5
Net Unrealized Gain on Available-for-sale Investments (net of tax provision of $0.4 in 2008 and $0.6 in 2007)	0.2	1.5
Net Unrealized Losses on Hedging Instruments (net of tax benefit of $0.7 in 2008 and $0.9 in 2007)	(1.2)	(1.4)
Pension and Other Postretirement Benefit Liability Adjustments (net of tax benefit of $67.7 in 2008 and $4.1 in 2007)	(107.7)	(6.2)

	$(145.8)	$388.4

The amounts of pension and other postretirement benefit liability adjustments recognized in net income in 2008 and 2007 were $1.0 million and $2.3 million, net of tax, respectively. No amounts were recognized in 2006.

Note 9.	Debt and Other Financing Arrangements

(In millions except per share amounts)	2008	2007

2.50% Senior Convertible Notes, Due 2023 Convertible at $23.73 per Share (net of unamortized discount of $15.5 and $23.8, respectively)	$279.9	$276.2
Floating Rate Senior Convertible Debentures, Due 2033 Convertible at $29.55 per Share (net of unamortized discount of $8.7 and $15.5, respectively)	335.8	329.0
3.25% Senior Subordinated Convertible Notes, Due 2024 Convertible at $40.20 per Share (net of unamortized discount of $16.1 and $23.0, respectively)	313.1	306.3
5% Senior Notes, Due 2015	250.0	250.0
7 5/8% Senior Notes, Due 2008	—	130.3
6 3/4% Senior Subordinated Notes, Due 2014	306.3	307.3
6 1/8% Senior Subordinated Notes, Due 2015	500.0	500.0
Other	32.9	33.9

	2,018.0	2,133.0
Less: Short-term Obligations and Current Maturities	14.8	149.3

	$2,003.2	$1,983.7

The annual repayment requirements for long-term obligations are as follows:

(In millions)	2008

2009	$14.8
2010	2.5
2011	2.7
2012	1.9
2013	0.9
2014 and thereafter	2,035.5

2,058.3

Less: Unamortized Discount	40.3

$2,018.0

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 9.	Debt and Other Financing Arrangements (continued)

See Note 12 for fair value information pertaining to the company’s long-term obligations.

Short-term obligations and current maturities of long-term obligations in the accompanying balance sheet included $11.3 million and $11.4 million at year-end 2008 and 2007, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the company’s subsidiaries. The weighted average interest rate for short-term borrowings was 1.63% and 1.75% at December 31, 2008 and 2007, respectively. In addition to available borrowings under the company’s revolving credit agreements and a money market loan fund arrangement, all discussed below, the company had unused lines of credit of $124.5 million as of December 31, 2008. These unused lines of credit generally provide for short-term unsecured borrowings at various interest rates.

On November 9, 2006, in connection with the merger with Fisher, the company entered into a new $1 billion multi-currency credit facility, discussed below. The company used proceeds from this facility to prepay Fisher debt. The company also terminated its $250 million revolving credit and 175 million euro credit facilities. There were no outstanding balances when those facilities were terminated.

In connection with the Fisher merger, the company assumed three issuances of convertible debt as well as two issuances of fixed-rate debt, described below. The company became a co-obligor of this debt. The debt was recorded at the merger date at its fair value. The excess of the fair value over the principal value of the convertible debt as discounted under the requirements of FSP APB No. 14-1, or $599.2 million, was deemed to arise from the value of the conversion features and was allocated to capital in excess of par value.

On December 15, 2006, the company provided a notice to the holders of the 3.25% subordinated convertible debentures due 2007 that the debentures would be redeemed on January 5, 2007. The holders’ right to convert the debentures into common shares of the company expired on December 28, 2006. The holders of $69.8 million in aggregate principal amount converted their debentures into common shares. On January 5, 2007, the remaining debentures totaling $7.4 million in aggregate principal amount were redeemed at par plus accrued interest.

Credit Facilities

In November 2006, the company entered into a revolving credit facility (the “Revolving Credit Facility”) with a bank group that provides for up to $1 billion of unsecured multi-currency revolving credit that will expire in August 2012. The agreement calls for interest at either a LIBOR-based rate or a rate based on the prime lending rate of the agent bank, at the company’s option. The rate at December 31, 2008, was between 0.66% and 2.02% (depending on duration) under the more favorable of the two rates. The Revolving Credit Facility allows for the issuance of letters of credit, which reduces the amount available for borrowing. The agreement contains affirmative, negative and financial covenants, and events of default customary for financings of this type. The financial covenant requires the company to maintain total leverage below a certain maximum level. The credit agreement permits the company to use the facility for working capital; acquisitions; repurchases of common stock, debentures and other securities; the refinancing of debt; and general corporate purposes. As of December 31, 2008, there were no borrowings under the revolver and $50.2 million in letters of credit outstanding, resulting in $949.8 million of borrowings available under the Revolving Credit Facility.

Money Market Loans

The company has an uncommitted line of credit of up to $250 million through a series of short-term money market loans funded on an ongoing basis in the secondary market. Such money market loans typically have maturity periods of between one and three months, however they can have longer durations as the market will bear. Furthermore, they bear varying rates of interest based on the maturity date and market rate at the time of issuance. As of December 31, 2008, the company did not have any outstanding borrowings under this line.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 9.	Debt and Other Financing Arrangements (continued)

2.50% Senior Convertible Notes due 2023

At the closing date of the merger with Fisher, the company assumed $300.0 million aggregate principal amount of 2.50% Senior Convertible Notes due 2023. Interest on the notes is payable on April 1 and October 1 of each year. The notes are convertible at the option of the holder, at a price of $23.73 per share, if the common stock price exceeds the trigger price of $28.48 for a period of time as defined in the agreement, or upon the occurrence of certain other events. The company will be required to deliver cash to holders upon conversion, up to the principal amount of the notes converted. The company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The notes may be redeemed, in whole or in part, at the company’s option on or after October 2, 2010, at 100% of the principal amount plus accrued interest. In addition, holders of the notes have the option, subject to certain conditions, to require the company to purchase any notes held by them for 100% of the principal amount plus accrued interest on October 1, 2010, October 1, 2015, and October 1, 2020, or upon a change of control.

Floating Rate Senior Convertible Debentures due 2033

At the closing date of the merger with Fisher, the company assumed $344.4 million aggregate principal amount of Floating Rate Senior Convertible Debentures due 2033. Interest on the notes is payable on March 15, June 15, September 15 and December 15 of each year at an annual rate of 90-day LIBOR minus 1.25% (0.75% as of December 31, 2008). Additional quarterly interest equal to 0.0625% of the market value of the notes will be paid commencing with the quarterly interest period beginning December 15, 2009, if the market value of the notes during specified testing periods is 120% or more of the principal value. The notes are convertible at the option of the holder, at a price of $29.55 per share, if the common stock price exceeds the trigger price of $38.41 for a period of time as defined in the agreement, or upon the occurrence of certain other events. The company will be required to deliver cash to holders upon conversion, up to the principal amount of notes converted. The company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The notes may be redeemed, in whole or in part, at the company’s option on or after March 15, 2010, at 100% of the principal amount plus accrued interest. In addition, holders of the notes have the option, subject to certain conditions, to require the company to purchase any notes held by them for 100% of the principal amount plus accrued interest on March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024, and December 15, 2029, or upon a change of control.

3.25% Senior Subordinated Convertible Notes due 2024

At the closing date of the merger with Fisher, the company assumed $330.0 million aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2024. Interest on the notes is payable on March 1 and September 1 of each year. The notes are convertible at the option of the holder, at a price of $40.20 per share, if the common stock price exceeds the trigger price of $48.24 for a period of time as defined in the agreement, or upon the occurrence of certain other events. The company will be required to deliver cash to holders upon conversion, up to the principal amount of notes converted. The company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The notes may be redeemed, in whole or in part, at the company’s option, on or after March 2, 2011, at 100% of the principal amount plus accrued interest. In addition, holders of the notes have the option, subject to certain conditions, to require the company to purchase any notes held by them for 100% of the principal amount plus accrued interest on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a change of control.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 9.	Debt and Other Financing Arrangements (continued)

Should any of the company’s convertible obligations be converted or if such debt is put to the company by holders on the next put dates in 2010 and 2011, the company currently intends to finance the cash payments that would be payable through borrowings under its revolving credit agreement.

As a result of the adoption of FSP APB No.14-1, as discussed in Note 1, the company was required to separately account for the debt and equity components of its convertible debt in a manner that reflects the company’s nonconvertible debt borrowing rate when interest cost is recognized.  The debt, temporary equity and equity components recognized for the company’s convertible debt are as follows:

(In millions)	2008	2007

Principal amount of convertible debt	$969.1	$973.7
Unamortized discount	40.3	62.2
Net carrying amount	928.8	911.5
Incremental convertible debt obligation (temporary equity)	24.2	62.2
Capital in excess of par value	28.1	(9.8)

At December 31, 2008, the unamortized discount had a remaining weighted average recognition period of 1.8 years, to the respective first redemption dates of the convertible debt. The amount of interest expense on the convertible debt recognized in the accompanying statement of income is as follows:

(In millions)	2008	2007	2006

Contractual coupon interest	$25.0	$32.9	$4.7
Amortization of discount on convertible debt	21.6	20.7	3.7
Interest expense	$46.6	$53.6	$8.4

Effective interest rate	5.1%	5.9%	6.5%

5% Senior Notes due 2015

The company has $250 million principal amount of 5% Senior Notes due 2015. Interest on the notes is payable on June 1 and December 1 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants.

Prior to issuing this debt, the company entered into forward starting pay fixed swap agreements with several banks to mitigate the risk of interest rates rising prior to completion of a debt offering. Based on the company’s conclusion that a debt offering was probable and that such debt would carry semi-annual interest payments over a 10-year term, the swaps hedged the cash flow risk for each of the semi-annual fixed-rate interest payments on $250 million of principal amount of the 10-year fixed-rate debt issue (or any subsequent refinancing of such debt). The change in the fair value of the hedge upon termination was $2.0 million, net of tax, and was classified as a reduction of accumulated other comprehensive items within shareholders’ equity and is being amortized to interest expense over the term of the debt through 2015.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 9.	Debt and Other Financing Arrangements (continued)

7 5/8% Senior Notes due 2008

The company had $128.7 million principal amount of 7 5/8% Senior Notes due 2008. Interest on the notes was payable on April 30 and October 30 of each year. The principal and accrued interest on these notes was paid in full in 2008.

6 3/4% Senior Subordinated Notes due 2014

At the closing date of the merger with Fisher, the company assumed $300 million principal amount of 6 3/4% Senior Subordinated Notes due 2014. Interest on the notes is payable on February 15 and August 15 of each year. The notes may be redeemed, in whole or in part, at the company’s option, on or after August 15, 2009, at specified redemption prices plus accrued interest. At any period prior to August 15, 2009, the company may redeem the notes at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. If a change of control occurs and the notes fail to maintain at least a BBB- rating by S&P and a Baa3 rating by Moody’s, each holder of notes may require the company to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount plus accrued interest.

6 1/8% Senior Subordinated Notes due 2015

At the closing date of the merger with Fisher, the company assumed $500 million principal amount of 6 1/8% Senior Subordinated Notes due 2015. Interest on the notes is payable on January 1 and July 1 of each year. The notes may be redeemed, in whole or in part, at the company’s option, on or after July 1, 2010, at specified redemption prices plus accrued interest. At any period prior to July 1, 2010, the company may redeem the notes at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. If a change of control occurs and the notes fail to maintain at least a BBB- rating by S&P and a Baa3 rating by Moody’s, each holder of notes may require the company to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount plus accrued interest.

Note 10.	Commitments and Contingencies

Operating Leases

The company leases certain logistics, office, and manufacturing facilities. Income from continuing operations includes expense from operating leases of $108.8 million, $97.0 million and $48.5 million in 2008, 2007 and 2006, respectively. The following is a summary of annual future minimum lease and rental commitments under noncancelable operating leases as of December 31, 2008:

(In millions)	Operating Leases

2009	$92.1
2010	72.5
2011	53.5
2012	39.7
2013	28.8
Thereafter	69.7

Future Minimum Lease Payments	$356.3

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 10.	Commitments and Contingencies (continued)

Purchase Obligations

The company has entered into unconditional purchase obligations, in the ordinary course of business, that include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty. The aggregate amount of the company’s unconditional purchase obligations totaled $162.5 million at December 31, 2008 and the majority of these obligations are expected to be settled during 2009.

Letters of Credit, Guarantees and Other Commitments

Outstanding letters of credit and bank guarantees totaled $101.5 million at December 31, 2008, including $3.3 million for businesses that have been sold. The expiration of these credits and guarantees ranges through 2030.

Outstanding surety bonds and other guarantees totaled $34.9 million at December 31, 2008. The expiration of these bonds and guarantees ranges through 2011.

The letters of credit, bank guarantees and surety bonds principally secure performance obligations, and allow the holder to draw funds up to the face amount of the letter of credit, bank guarantee or surety bond if the applicable business unit does not perform as contractually required.

In connection with the sale of businesses of the company, the buyers have assumed certain contractual obligations of such businesses and have agreed to indemnify the company with respect to those assumed liabilities. In the event a third-party to a transferred contract does not recognize the transfer of obligations or a buyer defaults on its obligations under the transferred contract, the company could be liable to the third-party for such obligations. However, in such event, the company would be entitled to indemnification by the buyer.

The company has funding commitments totaling $10.5 million at December 31, 2008, related to investments it owns.

Indemnifications

In conjunction with certain transactions, primarily divestitures, the company has agreed to indemnify the other parties with respect to certain liabilities related to the businesses that were sold or leased properties that were abandoned (e.g., retention of certain environmental, tax, employee and product liabilities). The scope and duration of such indemnity obligations vary from transaction to transaction. Where appropriate, an obligation for such indemnifications is recorded as a liability. Generally, a maximum obligation cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, historically the company has not made significant payments for these indemnifications.

In connection with the company’s efforts to reduce the number of facilities that it occupies, the company has vacated some of its leased facilities or sublet them to third parties. When the company sublets a facility to a third-party, it remains the primary obligor under the master lease agreement with the owner of the facility. As a result, if a third-party vacates the sublet facility, the company would be obligated to make lease or other payments under the master lease agreement. The company believes that the financial risk of default by sublessors is individually and in the aggregate not material to the company’s financial position or results of operations.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 10.	Commitments and Contingencies (continued)

In connection with the sale of products in the ordinary course of business, the company often makes representations affirming, among other things, that its products do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. The company has not been required to make material payments under such provisions.

Litigation and Related Contingencies

On September 3, 2004, Applera Corporation, MDS Inc. and Applied Biosystems/MDS Scientific Instruments filed a lawsuit against the company in U.S. federal court. These plaintiffs allege that the company’s mass spectrometer systems, including its triple quadrupole and certain of its ion trap systems, infringe a patent of the plaintiffs. The plaintiffs seek damages, including treble damages for alleged willful infringement, attorneys’ fees, prejudgment interest and injunctive relief. In the opinion of management, an unfavorable outcome of this matter could have a material adverse effect on the company’s financial position as well as its results of operations and cash flows.

On December 8, 2004 and February 23, 2005, the company asserted in two lawsuits against a combination of Applera Corporation, MDS Inc. and Applied Biosystems/MDS Scientific Instruments that one or more of these parties infringe two patents of the company.

There are various other lawsuits and claims pending against the company involving product liability, contract, commercial and other issues. In view of the company’s financial condition and the accruals established for related matters, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the company’s financial condition, results of operations or cash flows.

The company establishes a liability that is an estimate of amounts needed to pay damages in the future for events that have already occurred. The accrued liabilities are based on management’s judgment as to the probability of losses and, where applicable, actuarially determined estimates. The reserve estimates are adjusted as additional information becomes known or payments are made.

The company accrues the most likely amount or at least the minimum of the range of probable loss when a range of probable loss can be estimated. The range of probable loss for product liability, workers compensation and other personal injury matters of the company’s continuing operations at December 31, 2008, was approximately $219 million to $335 million on an undiscounted basis. The portion of these liabilities assumed in the merger with Fisher was recorded at its fair (present) value at the date of merger. The company’s reserve for these matters in total, including the discounted Fisher liabilities, was $154 million at December 31, 2008 (or $225 million undiscounted). The reserve includes estimated defense costs and is gross of estimated amounts due from insurers of $82 million at December 31, 2008 (or $125 million undiscounted). The portion of these insurance assets assumed in the merger with Fisher was also recorded at its fair value at the date of merger. In addition to the above reserves, as of December 31, 2008, the company had product liability reserves of $9 million (undiscounted) relating to divested businesses.

The assets and liabilities assumed at the acquisition date were ascribed a fair value based on the present value of expected future cash flows, using a discount rate equivalent to the risk free rate of interest for monetary assets with comparable maturities (weighted average discount rate of 4.67%). The discount on the liabilities of approximately $71 million and the discount on the assets of approximately $43 million (net discount $28 million) are being accreted to interest expense over the expected settlement period.

Although the company believes that the amounts reserved and estimated recoveries are probable and appropriate based on available information, including actuarial studies of loss estimates, the process of estimating losses and insurance recoveries involves a considerable degree of judgment by management and the ultimate amounts could vary

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 10.	Commitments and Contingencies (continued)

materially. For example, there are pending lawsuits with certain of Fisher’s insurers concerning which state’s laws should apply to the insurance policies and how such laws affect the policies. Should these actions resolve unfavorably, the estimated amount due from insurers of $82 million would require adjustment that could be material to the company’s results of operations. Insurance contracts do not relieve the company of its primary obligation with respect to any losses incurred. The collectibility of amounts due from its insurers is subject to the solvency and willingness of the insurer to pay, as well as the legal sufficiency of the insurance claims. Management monitors the financial condition and ratings of its insurers on an ongoing basis.

The company is currently involved in various stages of investigation and remediation related to environmental matters, principally at businesses acquired in the merger with Fisher. The company cannot predict all potential costs related to environmental remediation matters and the possible impact on future operations given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the company’s responsibility. Expenses for environmental remediation matters related to the costs of permit requirements and installing, operating and maintaining groundwater-treatment systems and other remedial activities related to historical environmental contamination at the company’s domestic and international facilities were not material in any period presented. The company’s liability for environmental matters associated with businesses acquired in the merger with Fisher was recorded at its fair value and as such, was discounted to its present value. The company records accruals for environmental remediation liabilities, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. The company calculates estimates based upon several factors, including reports prepared by environmental specialists and management’s knowledge of and experience with these environmental matters. The company includes in these estimates potential costs for investigation, remediation and operation and maintenance of cleanup sites. Having assumed these environmental liabilities in the merger with Fisher, the company was required to discount the estimate of loss to fair (present) value, $23 million. This fair value was ascribed by using a discount rate of 4.73%, which was the risk free interest rate for monetary assets with maturities comparable to that of the environmental liability. The discount of $10.0 million is being accreted by charges to interest expense over the estimated maturity period of 30 years. At December 31, 2008 and 2007, the environmental liability was approximately $20 million and $23 million, respectively.

Management believes that its reserves for environmental matters are adequate for the remediation costs the company expects to incur. As a result, the company believes that the ultimate liability with respect to environmental remediation matters will not have a material adverse effect on the company’s financial position, results of operations or cash flows. However, the company may be subject to additional remedial or compliance costs due to future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies or changes in the conduct of the company’s operations, which could have a material adverse effect on the company’s financial position, results of operations or cash flows. Although these environmental remediation liabilities do not include third-party recoveries, the company may be able to bring indemnification claims against third parties for liabilities relating to certain sites.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 11.	Common and Preferred Stock

At December 31, 2008, the company had reserved 81,033,128 unissued shares of its common stock for possible issuance under stock-based compensation plans and for possible conversion of the company’s convertible debentures.

The company has 50,000 shares of authorized but unissued $100 par value preferred stock.

The company has distributed rights under a shareholder rights plan adopted by the company’s Board of Directors to holders of outstanding shares of the company’s common stock. Each right entitles the holder to purchase one hundred-thousandth of a share (a Unit) of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $200 per Unit, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.

In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock that at least 75% of the Board of Directors determines to be fair to, and otherwise in the best interests of, stockholders, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock (or, in certain circumstances, units of preferred stock, cash, property or other securities of the company) which equals the exercise price of the right divided by one-half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the company is acquired in a merger or other business combination transaction in which the company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the Board of Directors), or (ii) 50% or more of the company’s assets or earning power is sold or transferred, each holder of a right (except for the Acquiring Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one-half of the current market price of such common stock.

At any time until the Stock Acquisition Date, the company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on September 29, 2015, unless earlier redeemed or exchanged.

As a result of the merger with Fisher, warrants to purchase 1,653,585 shares of Fisher common stock were converted into warrants to purchase 3,307,170 shares of company common stock at an exercise price of $4.83 per share. These warrants had a fair value of $113.2 million at the merger date, which was recorded as part of the merger consideration. All of the outstanding warrants were exercised in January 2008.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement applies to other accounting pronouncements that require or permit fair value measurements. This statement does not require any new fair value measurements.

On January 1, 2008, the company adopted SFAS No. 157 as it pertains to financial assets and liabilities. In accordance with the provisions of FASB Staff Position 157-2, the company elected to defer the adoption of SFAS No. 157 relating to the fair values of non-financial assets and liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The company does not believe the impact of adopting the fair value guidance outlined in SFAS No. 157 to its non-financial assets and liabilities will have a material impact on its financial statements.

The company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2008. The company’s financial assets and liabilities carried at fair value are primarily comprised of investments in money market funds, mutual funds holding publicly traded securities, derivative contracts used to hedge the company’s currency risk and other investments in unit trusts and insurance contracts held as assets to satisfy outstanding retirement liabilities.

SFAS No. 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities that the company has the ability to access.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data such as quoted prices, interest rates, and yield curves.

Level 3: Inputs are unobservable data points that are not corroborated by market data.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments (continued)

The following table presents information about the company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

Description	December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Cash equivalents	$560.8	$560.8	$—	$—
Investments in mutual funds, unit trusts and other similar instruments	24.0	24.0	—	—
Cash surrender value of life insurance	21.3	—	21.3	—
Auction rate securities	5.7	—	—	5.7
Marketable equity securities	1.0	1.0	—	—
Forward currency-exchange contracts	3.3	—	3.3	—

Total Assets	$616.1	$585.8	$24.6	$5.7

Liabilities
Forward currency-exchange contracts	$4.0	$—	$4.0	$—

Total Liabilities	$4.0	$—	$4.0	$—

The notional amounts of forward currency-exchange contracts outstanding totaled $333.7 million and $218.5 million at year-end 2008 and 2007, respectively. The fair value of such contracts is the estimated amount that the company would receive upon liquidation of the contracts, taking into account the change in currency exchange rates.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments (continued)

Available-for-sale investments are carried at fair value and are included in the table above. The aggregate market value, cost basis and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

(In millions)	Market Value	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value of Investments With Unrealized Losses

2008
Marketable Equity Securities	$1.0	$1.0	$—	$—	$—
Mutual Fund and Unit Trust Investments	23.2	21.4	1.8	—	—
Auction Rate Securities	5.7	6.6	—	0.9	5.4

	$29.9	$29.0	$1.8	$0.9	$5.4

2007
Marketable Equity Securities	$3.2	$2.7	$0.5	$—	$—
Mutual Fund and Unit Trust Investments	30.8	29.1	1.9	0.2	7.6
Auction Rate Securities	8.9	8.9	—	—	—

	$42.9	$40.7	$2.4	$0.2	$7.6

The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. The net gain on the sale of available-for-sale investments resulted from gross realized gains of $0.6 million and $0.7 million in 2008 and 2006, respectively, and gross realized losses of $4.0 million and $9.0 million in 2008 and 2007, respectively.

In addition to available-for-sale investments, the company had $0.8 million and $2.0 million of trading securities, consisting of debt and equity securities, at December 31, 2008 and 2007, respectively.

The company determines the fair value of the auction rate securities by obtaining indications of value from brokers/dealers. During 2008, the company recorded in other expense, net, a $2.3 million impairment charge on the auction rate securities for a decline in value exceeding six to nine months duration and thus considered other-than-temporary. The following table is a rollforward of the fair value, as determined by Level 3 inputs, of the auction rate securities.

(In millions)	Total

Balance at December 31, 2007	$8.9
Total impairment losses included in earnings	(2.3)
Total unrealized losses included in other comprehensive income	(0.9)

Balance at December 31, 2008	$5.7

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments (continued)

Fair Value of Other Financial Instruments

The carrying amount and fair value of the company’s notes receivable and long-term obligations are as follows:

	2008		2007
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Notes Receivable	$2.7	$2.7	$2.6	$2.6

Long-term Obligations:
Convertible obligations	$928.8	$1,227.7	$911.5	$1,944.3
Senior notes	250.0	209.3	250.0	238.3
Senior subordinated notes	806.3	675.9	807.3	806.6
Other	18.1	18.1	14.9	14.9

	$2,003.2	$2,131.0	$1,983.7	$3,004.1

The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the company at the respective year ends.

Note 13.	Supplemental Cash Flow Information

(In millions)	2008	2007	2006

Cash Paid For:
Interest	$129.5	$135.9	$42.6

Income taxes	$292.1	$124.7	$124.6

Non-cash Activities
Fair value of assets of acquired businesses and product lines	$265.7	$543.9	$16,992.3
Cash acquired in Fisher merger, net of transaction costs	—	—	359.9
Cash paid for acquired businesses and product lines	(204.9)	(498.7)	(134.1)
Fair value of common stock issued	—	—	(9,777.8)
Fair value of options and warrants	—	—	(502.3)
Fair value of convertible debt allocable to equity	—	—	(599.2)

Liabilities assumed of acquired businesses and product lines	$60.8	$45.2	$6,338.8

Conversion of convertible debt	$2.8	$0.4	$69.7

Issuance of restricted stock	$21.9	$3.4	$18.8

Issuance of stock upon vesting of restricted stock units	$20.1	$22.0	$—

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14.	Restructuring and Other Costs, Net

Restructuring costs in 2008 included reductions in headcount within several businesses due to economic uncertainty affecting end markets and consolidating or transferring manufacturing operations from various sites in Europe, the U.S. and Australia to other sites. The 2008 costs also included charges for asset impairment, litigation and other matters discussed by segment below, net of pension curtailment gains. Restructuring costs in 2007 included charges for the consolidation of anatomical pathology operations in Pennsylvania with a site in Michigan, as well as consolidation of other U.S. operations and consolidation of sites in the UK and France with plants in Germany. Restructuring costs recorded in 2006 included charges to close a plant in Massachusetts and consolidate its operations with those of an acquired Kendro facility in North Carolina, charges for consolidation of a U.K. facility into an existing factory in Germany, the move of manufacturing operations in New Mexico to other plants in the U.S. and Europe and remaining costs of prior actions.

2008

The company recorded net restructuring and other costs by segment for 2008 as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Corporate	Total

Cost of Revenues	$0.7	$0.8	$—	$1.5
Restructuring and Other Costs, Net	41.6	8.9	(15.1)	35.4

	$42.3	$9.7	$(15.1)	$36.9

The components of net restructuring and other costs by segment are as follows:

Analytical Technologies

The Analytical Technologies segment recorded $42.3 million of net restructuring and other charges in 2008. The segment recorded charges to cost of revenues of $0.7 million, primarily for accelerated depreciation at facilities closing due to real estate consolidation, and $41.6 million of other costs, net. These other costs consisted of $23.1 million of cash costs, principally associated with headcount reductions and facility consolidations, including $13.7 million of severance for approximately 500 employees across all functions; $6.0 million of abandoned-facility costs; and $3.4 million of other cash costs, primarily retention, relocation, moving expenses and contract termination costs associated with facility consolidations. The principal facility consolidations include consolidating bioprocess production operations into a new facility at a current site in Utah as well as continuing actions initiated prior to 2008 and beginning new actions to cease manufacturing activities at plants in New Mexico, Denmark and Australia and transfer their operations to other sites. The segment also recorded non-cash costs of $18.5 million, including a $7.0 million impairment of acquisition-related intangible assets associated with a small business unit acquired as part of Fisher in 2006, a $5.0 million loss from a litigation-related matter assumed as part of the merger with Fisher, a $2.9 million net loss on the sale of businesses, $2.6 million for in-process research and development associated with an acquisition and $1.0 million for asset write downs at abandoned facilities.

Laboratory Products and Services

The Laboratory Products and Services segment recorded $9.7 million of net restructuring and other charges in 2008. The segment recorded charges to cost of revenues of $0.8 million for the sale of inventories revalued at the date of acquisition, and $8.9 million of other costs, net. These other costs consisted of $11.1 million of cash costs, principally associated with headcount reductions and facility consolidations, including $8.5 million of severance for

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14.	Restructuring and Other Costs, Net (continued)

approximately 380 employees primarily in manufacturing and administrative functions; $0.8 million of abandoned-facility costs; and $1.8 million of other cash costs primarily for retention, relocation and moving expenses. The facility consolidations principally included moving the manufacture of certain laboratory consumables products from existing facilities in California and New York to a new facility in Mexico and continuing the move of a manufacturing site in France to Germany. The segment also recorded non-cash income of $2.2 million primarily from a gain on the sale of real estate.

Corporate

The company recorded $15.1 million of restructuring and other income at its corporate office in 2008. The company curtailed part of a defined benefit plan and, as a result, recorded a gain of $19.2 million. The company also recorded a $2.5 million writedown to estimated disposal value of real estate held for sale, $1.7 million for a gain on the sale of used equipment and $3.3 million in cash charges primarily for severance and, to a lesser extent, abandoned facility costs.

2007

The company recorded net restructuring and other costs by segment for 2007 as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Corporate	Total

Cost of Revenues	$41.0	$8.2	$—	$49.2
Restructuring and Other Costs, Net	19.7	15.2	7.3	42.2

	$60.7	$23.4	$7.3	$91.4

The components of net restructuring and other costs by segment are as follows:

Analytical Technologies

The Analytical Technologies segment recorded $61 million of net restructuring and other charges in 2007. The segment recorded charges to cost of revenues of $41 million, primarily for the sale of inventories revalued at the date of acquisition, and $20 million of other costs, net. These other costs consisted of $18 million of cash costs, principally associated with facility consolidations, including $8 million of severance for approximately 385 employees across all functions; $2 million of abandoned-facility costs; and $8 million of other cash costs, primarily retention, relocation and contract termination expenses associated with facility consolidations. The principal facility consolidations include ceasing manufacturing activities at plants in New Mexico, Pennsylvania, Australia and Denmark with their operations transferred to other sites. The segment also recorded non-cash costs of $2 million, primarily for asset write downs at abandoned facilities.

Laboratory Products and Services

The Laboratory Products and Services segment recorded $23 million of net restructuring and other charges in 2007. The segment recorded charges to cost of revenues of $8 million, primarily for the sale of inventories revalued at the date of acquisition, and $15 million of other costs, net. These other costs consisted of $13 million of cash costs, principally associated with facility consolidations, including $9 million of severance for approximately 230 employees across all functions; $1 million of abandoned-facility costs; and $3 million of other cash costs. The facility consolidations principally included the planned move of a manufacturing site in France to Germany. The segment also recorded a loss of $2 million on the sale of a small business.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14.	Restructuring and Other Costs, Net (continued)

Corporate

The company recorded $7 million of restructuring and other charges at its corporate office in 2007. These costs consisted of $8 million of cash costs which were primarily for merger-related expenses and retention agreements with certain Fisher employees. Retention costs were accrued ratably over the period the employees worked to qualify for the payment, generally through November 2007. The corporate office also recorded a net gain of $1 million primarily related to pension plan curtailments.

2006

The company recorded net restructuring and other costs by segment for 2006 as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Corporate	Total

Cost of Revenues	$43.2	$34.4	$—	$77.6
Restructuring and Other Costs, Net	30.3	7.1	8.3	45.7

	$73.5	$41.5	$8.3	$123.3

The components of net restructuring and other costs by segment are as follows:

Analytical Technologies

The Analytical Technologies segment recorded $73 million of net restructuring and other charges in 2006. The segment recorded charges to cost of revenues of $43 million, primarily for the sale of inventories revalued at the date of acquisition, and $30 million of other costs, net. These other costs consisted of $16 million of cash costs, principally associated with the consolidation of a U.K. facility into an existing factory in Germany and the move of manufacturing operations in New Mexico to other plants in the U.S. and Europe, including $9 million of severance for 209 employees across all functions; $5 million of abandoned-facility costs, primarily for charges associated with facilities vacated in prior periods where estimates have changed; and $2 million of other cash costs, primarily relocation expenses associated with facility consolidations. These severance and other cash costs were net of reversals of $1 million, principally due to lower costs resulting from employee attrition. In addition, the segment recorded a charge of $15 million for in-process research and development at Fisher on the merger date. The segment also recorded a net gain of $1 million on the sale of two product lines.

Laboratory Products and Services

The Laboratory Products and Services segment recorded $42 million of net restructuring and other charges in 2006. The segment recorded charges to cost of revenues of $35 million, consisting of $3 million for accelerated depreciation at facilities closing due to real estate consolidation and $32 million for the sale of inventories revalued at the date of acquisition; and $7 million of other costs, net. These other costs consisted of $6 million of cash costs, principally associated with close of a plant in Massachusetts and the consolidation of its operations with those of an existing factory, including $3 million of severance for 123 employees across all functions; $2 million of abandoned-facility costs; and $1 million of other cash costs, primarily retention and relocation expenses. These severance, facility and other cash costs were net of reversals of $1 million, principally due to lower costs resulting from employee attrition. In addition, the segment recorded a net charge of $1 million for the writedown to estimated disposal value and the sale of abandoned assets.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14.	Restructuring and Other Costs, Net (continued)

Corporate

The company recorded $8 million of restructuring and other charges at its U.S. and European administrative offices in 2006, all of which were cash costs. These cash costs were primarily for pre-merger integration expenses and retention agreements with certain Fisher employees. Retention costs are accrued ratably over the period the employees must work to qualify for the payment.

The following table summarizes the cash components of the company’s restructuring plans. The non-cash components and other amounts reported as restructuring and other costs, net, in the accompanying statement of income have been summarized in the notes to the tables.

(In millions)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total

Pre-2007 Restructuring Plans
Balance at December 31, 2005	$7.4	$0.3	$9.3	$0.9	$17.9
Costs incurred in 2006 (c)	13.2	1.3	8.1	9.1	31.7
Reserves reversed (b)	(0.6)	—	(0.9)	—	(1.5)
Payments	(15.3)	(0.6)	(4.9)	(9.4)	(30.2)
Currency translation	1.1	0.1	0.5	—	1.7

Balance at December 31, 2006	5.8	1.1	12.1	0.6	19.6
Costs incurred in 2007 (d)	3.1	3.2	2.2	1.9	10.4
Reserves reversed (b)	(1.9)	—	(0.2)	—	(2.1)
Payments	(5.5)	(4.3)	(10.7)	(1.9)	(22.4)
Currency translation	0.3	—	0.2	—	0.5

Balance at December 31, 2007	1.8	—	3.6	0.6	6.0
Costs incurred in 2008 (e)	1.0	—	3.1	0.3	4.4
Reserves reversed (b)	(0.2)	—	—	(0.5)	(0.7)
Payments	(1.9)	—	(2.5)	(0.3)	(4.7)
Currency translation	0.1	—	(0.8)	—	(0.7)

Balance at December 31, 2008	$0.8	$—	$3.4	$0.1	$4.3

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14.	Restructuring and Other Costs, Net (continued)

(In millions)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total

2007 Restructuring Plans
Costs incurred in 2007 (d)	$16.7	$2.3	$1.5	$10.8	$31.3
Payments	(7.5)	(0.8)	(0.4)	(9.3)	(18.0)
Currency translation	—	—	—	0.1	0.1

Balance at December 31, 2007	9.2	1.5	1.1	1.6	13.4
Costs incurred in 2008 (e)	3.5	1.5	2.6	1.5	9.1
Reserves reversed (b)	(0.4)	(0.6)	(0.9)	—	(1.9)
Payments	(7.5)	(1.6)	(2.6)	(2.5)	(14.2)
Currency translation	(0.2)	—	0.8	—	0.6

Balance at December 31, 2008	$4.6	$0.8	$1.0	$0.6	$7.0

2008 Restructuring Plans
Costs incurred in 2008 (e)	$20.9	$0.6	$3.2	$1.9	$26.6
Payments	(13.8)	(0.2)	(1.2)	(1.5)	(16.7)
Currency translation	(0.1)	—	(0.2)	(0.1)	(0.4)

Balance at December 31, 2008	$7.0	$0.4	$1.8	$0.3	$9.5

(a)	Employee-retention costs are accrued ratably over the period through which employees must work to qualify for a payment.
(b)	Represents reductions in cost of plans.
(c)	Excludes non-cash charges, net, of $17.4 million and net gains from the sale of abandoned assets of $1.9 million.
(d)	Excludes non-cash charges, net, of $1.9 million and a loss of $1.7 million from the sale of a business. Also excludes a net gain of $1.0 million from pension plan curtailments.
(e)
Excludes non-cash items, including a $19.2 million gain on the curtailment of part of a pension plan in the U.S., a $7.0 million charge for the impairment of intangible assets, a $5.0 million loss from a litigation-related matter, a $2.7 million net loss on the sale of businesses, a $2.6 million charge for in-process research and development at an acquired business, and other items as described in the discussion of restructuring actions by segment.

The company expects to pay accrued restructuring costs as follows: severance, employee-retention obligations and other costs, which principally consist of cancellation/termination fees, primarily through 2009; and abandoned-facility payments, over lease terms expiring through 2013.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 15.	Discontinued Operations

In 2008, the company recorded additional proceeds and the reversal of a reserve on a note receivable related to a business divested in 2003, resulting in an after-tax gain of $6 million. The note was collected in July 2008.

Subsequent to the 2006 acquisition of GV Instruments Limited (GVI), the UK Competition Commission initiated an investigation of the transaction and concluded that the acquisition would lead to a substantial lessening of competition in the UK in certain markets. The Competition Commission further concluded that a divestiture remedy was appropriate and required the company to divest of either GVI as a whole, or its principal product lines to purchasers approved by the Competition Commission. As a result of this divestiture requirement, the company recorded after-tax impairment charges in 2007 totaling $29 million. The loss primarily represents non-cash charges to reduce the carrying value of the business to estimated disposal value. Due to the immateriality of the operating results of this business relative to consolidated results, the company has not reclassified the historical results and accounts of this business to discontinued operations. In February 2008, the company completed the sale.

Aside from the impairment loss related to the divestiture of GVI, the company had after-tax gains of $10 million in 2007 from discontinued operations, primarily from the receipt of additional proceeds from the sale of a business in 2000 and a revision to the company’s estimate of loss from litigation related to a divested business.

During 2006, the company committed to a plan to dispose of Genevac Limited (Genevac), a legacy Fisher business that is a manufacturer of solvent evaporation technology. The decision followed the U.S. Federal Trade Commission (FTC) consent order that required divesture of Genevac for FTC approval of the Thermo Fisher merger under the Hart-Scott-Rodino Antitrust Improvements Act. Genevac was sold in April 2007, for net proceeds of $21 million in cash. The results of discontinued operations also include the results of Systems Manufacturing Corporation (SMC), a legacy Fisher business that provides consoles, workstations and server enclosures for information technology operations and data centers. SMC was sold in July 2007 for cash proceeds of $2.5 million. The operating results of Genevac and SMC were not material for the 2007 period prior to their sale. The assets and liabilities of these entities were not material at December 31, 2006. For the period from November 9, 2006 through December 31, 2006, these entities had net income of $0.5 million which is classified as income from discontinued operations in the accompanying statement of income.

The company had $2.1 million of gains from the disposal of discontinued operations in 2006, including primarily additional proceeds from the sale of several businesses prior to 2004, net of a charge for settlement of an indemnification claim that arose from a divested business.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 16.	Unaudited Quarterly Information

	2008
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$2,554.0	$2,709.6	$2,588.1	$2,646.3
Gross Profit	1,018.4	1,088.1	1,032.8	1,066.9
Income from Continuing Operations	230.1	242.9	214.9	287.5
Net Income	229.7	246.1	218.1	287.0
Earnings per Share from Continuing Operations:
Basic	.55	.58	.51	.69
Diluted	.53	.55	.49	.67
Earnings per Share:
Basic	.55	.59	.52	.68
Diluted	.53	.56	.50	.67

Amounts reflect aggregate restructuring and other items, net, and non-operating items, net, as follows:

(a)	Costs of $5.5 million and after-tax loss of $0.4 million related to the company’s discontinued operations.
(b)	Income of $5.2 million and after-tax income of $3.2 million related to the company’s discontinued operations.
(c)	Costs of $15.4 million and after-tax income of $3.2 million related to the company’s discontinued operations.
(d)	Costs of $21.2 million and after-tax loss of $0.5 million related to the company’s discontinued operations.

	2007
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$2,338.2	$2,385.9	$2,401.2	$2,621.1
Gross Profit	879.9	936.6	948.0	1,039.8
Income from Continuing Operations	135.7	184.8	215.4	231.0
Net Income	135.8	160.7	215.3	236.6
Earnings per Share from Continuing Operations:
Basic	.32	.44	.51	.55
Diluted	.31	.41	.48	.52
Earnings per Share:
Basic	.32	.38	.51	.57
Diluted	.31	.36	.48	.54

Amounts reflect aggregate restructuring and other items, net, and non-operating items, net, as follows:

(a)	Costs of $43.8 million and after-tax income of $0.1 million related to the company’s discontinued operations.
(b)	Costs of $19.5 million and after-tax loss of $24.0 million related to the company’s discontinued operations.
(c)	Costs of $9.2 million and after-tax loss of $0.1 million related to the company’s discontinued operations.
(d)	Costs of $18.9 million and after-tax income of $5.5 million related to the company’s discontinued operations.

THERMO FISHER SCIENTIFIC INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

(In millions)	Balance at Beginning of Year	Provision Charged to Expense	Accounts Recovered	Accounts Written Off	Other (a)	Balance at End of Year

Allowance for Doubtful Accounts

Year Ended December 31, 2008	$49.5	$5.5	$0.2	$(11.9)	$(0.2)	$43.1

Year Ended December 31, 2007	$45.0	$7.6	$0.5	$(11.1)	$7.5	$49.5

Year Ended December 31, 2006	$21.8	$0.6	$0.8	$(7.3)	$29.1	$45.0

(In millions)	Balance at Beginning of Year	Established As Cost of Acquisitions	Activity Charged to Reserve	Other (c)	Balance at End of Year

Accrued Acquisition Expenses (b)

Year Ended December 31, 2008	$9.5	$0.7	$(3.8)	$(4.6)	$1.8

Year Ended December 31, 2007	$35.4	$14.3	$(37.5)	$(2.7)	$9.5

Year Ended December 31, 2006	$6.2	$35.4	$(5.0)	$(1.2)	$35.4

(In millions)	Balance at Beginning of Year	Provision Charged to Expense (e)	Activity Charged to Reserve	Other (f)	Balance at End of Year

Accrued Restructuring Costs (d)

Year Ended December 31, 2008	$19.4	$37.5	$(35.6)	$(0.5)	$20.8

Year Ended December 31, 2007	$19.6	$39.6	$(40.4)	$0.6	$19.4

Year Ended December 31, 2006	$17.9	$30.2	$(30.2)	$1.7	$19.6

(a)	Includes allowance of businesses acquired and sold during the year as described in Note 2 and the effect of currency translation.
(b)	The nature of activity in this account is described in Note 2.
(c)
Represents reversal of accrued acquisition expenses and corresponding reduction of goodwill or other intangible assets resulting from finalization of restructuring plans and the effect of currency translation.

(d)	The nature of activity in this account is described in Note 14.
(e)
In 2008, excludes $11.0 million of non-cash costs and $13.1 million of other income, net. In 2007, excludes $1.9 million of non-cash costs, net and $0.7 million of other expenses, net. In 2006, excludes $17.4 million of non-cash costs, and $1.9 million of other income, net.

(f)	Represents the effect of currency translation.